Exhibit 10.9
Deed No. 519 of the notarial roll of Deeds for the year 2015 CW

Recorded
in Frankfurt am Main on 11 and 12 June 2015

before the undersigned Notary
in the district of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main

Dr. Christian Wicker

with official seat in
Bockenheimer Landstraße 13-15, 60325 Frankfurt am Main

appeared today

1.	Dr Timo Elsner, born on 12 May 1975, with business address at Freshfields Bruckhaus Deringer LLP, Bockenheimer Anlage 44, 60322 Frankfurt am Main, who is personally known to the notary, hereinafter acting not in his own name but – excluding any personal liability – for and on behalf of

a)
Madison Trianon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 55, Avenue Pasteur, L - 2311 Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under registration no. B 167964,

- hereinafter "Seller 1" –,
based on the power of attorney dated 5 June 2015 the original of which was presented for this notarisation and a copy of which is attached to this deed and herewith certified,
b)    Wesselton GmbH & Co. KG, a limited partnership incorporated and existing under the laws of Germany, having its office at Mainzer Landstraße 46, 60325 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration number HRA 44290,
- hereinafter "Wesselton" -,
based on the power of attorney dated 8 and 9 June, the original of which was presented for this notarisation and a copy of which is attached to this deed and herewith certified,

2.	Mr Stefan Koch, born on 15 October 1978, with business address at 64, Avenue de la Liberté, L - 1930 Luxembourg, who identified himself by valid identity card, hereinafter not acting in his own name but – excluding any personal liability – for and on behalf of
MSEOF Trianon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 64, Avenue de la Liberté, L - 1930 Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under registration no. B 126206,
- hereinafter "Seller 2" -,

Based on today's inspection of the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) the notary herewith confirms that MSEOF Trianon S.à r.l. is registered therein under registration no. B 126206 and that Mr Stefan Koch is registered as its managing director with the power of sole representation.

3.	Mr Thomas Reischauer, born on 26 November 1973, with business address at Clifford Chance Deutschland LLP, Mainzer Landstraße 46, 60325 Frankfurt am Main, who is personally known to the notary, hereinafter not acting in his own name but – excluding any personal liability – for and on behalf of
a)    Symbol I – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 1" -,
b)    Symbol II – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 2" -,
c)    Symbol III – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 3" -,
d)    Symbol IV – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 4" -,

e)    Symbol V – T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 5" -,
for a) through e) based on the power of attorney dated 8 June 2015, the original of which (without Apostille) was presented for this notarisation and a certified copy of which (with Apostille) will be attached to this deed,
f)    Symbol Holdco C-T S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 6A route de Trèves, Senningerberg, L-2633 Luxembourg, currently under the process of being registered at the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg),
- hereinafter "Purchaser 6" -,
based on the power of attorney dated 8 June 2015, the original of which (without Apostille) was presented for this notarisation and a certified copy of which (with Apostille) will be attached to this deed.
The acting notary is hereinafter referred to as "Notary".
Neither the Notary nor the persons appearing assume any liability as to the validity and/or the scope of the powers of attorney presented.
The Notary asked the persons appearing regarding a prior involvement according to sec. 3 para. 1 sentence 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz). After having been instructed by the Notary the persons appearing and the Notary declared that there had been no such prior involvement.
The Notary did not – unless stated otherwise above – inspect the commercial registers of the companies involved nor has he any knowledge about the legal and economic conditions of these companies and the legal authority to represent these companies. He advised the persons appearing about the resulting risk. The persons appearing expressly released the Notary from any such obligation and requested the prompt recording of the following deed.
The persons appearing requested this deed to be recorded in the English and regarding German translations of legal terms partly in the German language. The acting Notary who is in sufficient command of the English language ascertained that the persons appearing are also in adequate command of the English and the German language. After having been instructed by the Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this deed.

All references to annexes in this deed are references to annexes to the notarial deed of the acting Notary dated 9, 10, 11 and 12 June 2015 (no. 518 of the roll of deeds for 2015 CW), hereinafter referred to as “Reference Deed”. Formal reference (Verweisung) is herewith made to the Reference Deed pursuant to Section 13a of the German Notarisation Act (Beurkundungsgesetz) and the contents of the Reference Deed shall be part of this agreement. The original of the Reference Deed was available (lag vor) during the present notarisation. The persons appearing confirmed that they are fully aware of the contents of the Reference Deed. Acting for and on behalf of the parties which they represent, the persons appearing hereby authorise (genehmigen) all declarations made in the Reference Deed. After having been instructed by the acting Notary about the meaning of their declarations, the persons appearing waived their right to have the Reference Deed read aloud to them and that the Reference Deed be attached to this notarial protocol. After having been instructed by the acting Notary, the persons appearing waived their right to obtain the assistance of a sworn interpreter and to obtain a certified translation of the Reference Deed including the annexes thereto.
All approvals, consents and similar declarations that may still be required shall take effect for and against all parties upon receipt by the officiating notary.
The notary is entitled to issue complete or partial executed as well as certified copies of this deed and of the schedules hereto (Ausfertigungen oder Teilausfertigungen).

Requesting its notarisation, the persons appearing then declared the following:

Project Icon
Share Sale and Purchase Agreement

INDEX OF DEFINITIONS

Term	Defined in clause
Actual CIT LCF Assessment, Actual TT LCF Assessment	10.2.2(a)
Actual CIT LCF, Actual TT LCF	10.2.2(b)
Adjusting Events	4.2.4(e)
Affiliate	20.3.2
Agreement	Caption
Anticipated Outstanding Costs	7.7.2(b)
Anti-Corruption Laws	13.1(e)
Audited Year	19.1
Basket	9.2
BGB	1.3.3
Bond Cash Collateral	7.1.2
Buba Fit-Out Escrow	5.6.1(c)
Bundesbank Lease	5.3.1(b)
Business Day	20.3.1
CIT Leakage	10.2.2(c)
Closing	5.1.1
Closing Conditions	5.2
Closing Date	5.1.1
Closing Date Accounts	6.1.2
Closing Guarantee Breach	5.3.2
Completion	7.4.1
Confidential Matters	15.1
Construction Compensation Amount	7.2.1
Construction Cost Escrows	7.7.1
Construction Works	7.1.1
Construction-related Agreements	7.1.1

Term	Defined in clause
Cut-Off-Date	9.4.1
Data Room	8.3.2(b)
Deemed Official Acceptance	7.5.1(b)
De Minimis Amount	9.2
Deka Settlement Agreement	7.2.2
DekaBank	7.2.2
Deposit	5.6.3
Deposit Escrow	5.6.1(a)
Directive	13.1(h)
Effective Time	6.1.1
Elevator Modernisation	7.1.1(c)
Environmental Damage	8.2.2(e)
Escrow Accounts, Escrow Rules	5.6.1,5.6.2
Estimated Purchase Prices	4.3.2
Excess Cash	4.2.6
Expected CIT LCF, Expected TT LCF	10.2.2
FCO	11.1.1
Fire Protection Concept	7.1.1(a)
Fire Protection Escrow	5.6.1(b)
Fixed GMS Asset Value	1.3.5
Fixed Property Value	1.3.5
GMS Bundesbank Lease	7.2.1(iii)
GWB	11.1.1(a)
Helaba Land Charge	1.4
Helaba Lenders	1.4
Helaba Loan Agreement	1.4
Helaba Loan Amount, Helaba Qualifications	3.1
Helaba Loan Amount Notification	3.1
Helaba Security	1.4

Term	Defined in clause
HGB	4.2.1(b)(i)
Indemnifiable Tax	10.2.4
Lease, Lease Agreements	8.2.3(a)
Liability Caps	9.3
Listed Company	19.1
Long Stop Date	5.5.1
MAC	5.3.1
Notices	18.1
Official Acceptance	7.4.2
OpCo	1.1(b)
OpCo Value	4.2.2
Other Construction Costs Escrow	5.6.1(d)
Overaccrual	10.3.1(b)
Over-Indemnification	10.3.1(c)
Parties	Caption (5)
Pre-Closing Date Period, Pre-Closing Date Tax, Pre-Closing Date Tax Refund,	10.1
Preliminary Closing Date Accounts	6.1.2
Preliminary Purchase Price Calculation	6.1.3
Project Managers	7.3.1(b)
PropCo	1.1(a)
PropCo Value	4.2.1
Public Law Agreement	7.1.1(a)
Purchase Price	4.1.5
Purchaser 1	Caption (4)
Purchaser 1 Account	4.6.3
Purchaser 2	Caption (5)
Purchaser 2 Account	4.6.4
Purchaser 3	Caption (6)
Purchaser 3 Account	Caption 4.6.5

Term	Defined in clause
Purchaser 4	Caption (7)
Purchaser 4 Account	Caption 4.6.6
Purchaser 5	Caption (8)
Purchaser 5 Account	Caption 4.6.7
Purchaser 6	Caption (9)
Purchaser 6 Account	Caption 4.6.8
Purchasers	Caption (5)
REAG	7.3.1(a)
Real Property	1.3.1
Reimbursement Claims	7.2.2
REIT	19.2
Relevant Agreements	7.3.2(a)
Relevant Tax Proceeding	10.1
Remaining Defects	7.4.4
Representatives	15.1
Sanctions	13.1(f)
SEC Filings	19.1
Seller 1	Caption (1)
Seller 1 Account	4.6.1
Seller 2	Caption (2)
Seller 2 Account	4.6.2
Sellers’ Knowledge	8.4
Sellers	Caption (2)
Signing Date	1.3.4
Snagging Items	7.4.2(b)(ii)
Sold Shares	1.2.6
Sold Shares 1.1	1.2.1(a)
Sold Shares 1.2	1.2.1(b)
Sold OpCo Share 1	1.2.2

Term	Defined in clause
Sold Shares 2.1	1.2.3(a)
Sold Shares 2.2	1.2.3(b)
Sold OpCo Share 2	1.2.4
Stub Period	19.1
Target Companies	1.1
Tax De Minimis Amount, Tax Basket	10.7.1
Tax, Tax Asset, Tax Authority, Tax Credit, Tax Proceeding, Tax Refund, Tax Return	10.1
Tenant Fit-Out Bundesbank	7.1.1(b)
Threshold	9.2
Transaction	11.1.1
Trianon Highrise	1.3.2
TT Leakage	10.2.2(c)
VAT	4.7
Wesselton	Caption (3)
Wesselton Shares	1.1.2
W&I Insurance	9.9

INDEX OF ANNEXES

Annex 1.1.1	Shareholder lists of PropCo and OpCo
Annex 1.1.2	Agreement between Seller 2 and Wesselton
Annex 1.3.1	Real Property
Annex 1.4	Helaba Loan Agreement
Annex 4.3.1	Pro-Forma Balance Sheets
Annex 4.3.2	Estimated Purchase Prices
Annex 5.4.1(c)	New Articles of Association
Annex 5.4.4	Closing Memorandum
Annex 5.6.2	Escrow Rules
Annex 7.1.1	Construction-related Agreements
Annex 7.1.2	Bond Credit Agreement with Commerzbank AG
Annex 7.3.1	Project Management Agreements
Annex 8.2.1(b)	Corporate Documents Target Companies
Annex 8.2.2(d)	Public Subsidies
Annex 8.2.3(a)	Existing Lease Agreements
Annex 8.2.3(b)	Rent Securities
Annex 8.2.3(c)	Payments received from tenants
Annex 8.2.3(e)	Terminated Leases
Annex 8.2.3(f)	OP List GAG and OP List GMS
Annex 8.2.4(a)	Service Contracts
Annex 8.2.6	Pending Law Suits and other Official Proceedings
Annex 8.2.7(a)	Target Companies’ Bank Accounts
Annex 8.4	Sellers’ Knowledge
Annex 9.4.3	Purchasers’ Knowledge
Annex 9.9	W&I Insurance
Annex 11.2.4	Insurance Contracts
Annex 19.1.2	Documentation in relation to the Target Companies

Project Icon
Share Sale and Purchase Agreement

dated 11 and 12 June 2015
BETWEEN

(1)
Madison Trianon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 55, Avenue Pasteur, L - 2311 Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under registration no. B 167964 (the “Seller 1”);

(2)
MSEOF Trianon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 64, Avenue de la Liberté, L - 1930 Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de Commerce et des Sociétés de Luxembourg) under registration no. B 126206 (the “Seller 2”);

(the Seller 1 and Seller 2 together the “Sellers”)

(3)
Wesselton GmbH & Co. KG, a limited partnership incorporated and existing under the laws of Germany, having its office at Mainzer Landstraße 46, 60325 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration number HRA 44290 (“Wesselton”)

(4)
Symbol I – T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 1”);

(5)
Symbol II – T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 2”);

(6)
Symbol III – T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 3”);

(7)
Symbol IV – T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 4”);

(8)
Symbol V – T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 5”);

and

(9)
Symbol Holdco C-T S.à r.l., with registered office 6A, route de Trèves, L-2633 Senningerberg, incorporated by notarial deed of the notary Henri Hellinckx, residing in Luxembourg, Grand Duchy on June 4, 2015 (the “Purchaser 6”)

(the Purchaser 1 to the Purchaser 6 together the “Purchasers”)

(the Sellers and the Purchasers together the “Parties”).

The Parties and Wesselton herewith enter into the following agreement
(the “Agreement”):
1.    CERTAIN DEFINITIONS

1.1	Target Companies
1.1.1    The Sellers and Wesselton hold, as set out in more detail in clauses 1.1.2 and 1.2 below, all shares in the following companies (the “Target Companies”):

(a)
Geschäftshaus am Gendarmenmarkt GmbH, Junghofstr. 13-15, 60311 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration no. HRB 82647 (the “PropCo”), and

(b)
GMS Gebäudemanagement und Service GmbH, Junghofstr. 13-15, 60311 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under registration no. HRB 36774 (the “OpCo”). OpCo operates the canteen and the parking garage of the Trianon Highrise.

Most recent shareholder lists of PropCo and OpCo included in the commercialregister dated May 7, 2012 and June 20, 2012 were available as a print out of the electronic commercial register at the notarisation and are attached as Annex 1.1.1.
1.1.2    Seller 2 owns only 44.921875% of the shares in PropCo, while 5.078125% of the shares in PropCo (the “Wesselton Shares”) are being held by Wesselton. As regards the sale and assignment of the Wesselton Shares, the Parties and Wesselton herewith agree as follows:

(a)
The sale and assignment of the Wesselton Shares pursuant to clause 2.1.13 to 2.1.17 is made, to the extent legally permitted, under full exclusion of any liability of Wesselton except for the primary obligation (Primärleistungspflicht) of Wesselton to assign the shares to the Purchasers 1 to 5.

(b)
Seller 2 assumes vis-à-vis the Purchasers all rights and obligations contained in this Agreement with regard to the Wesselton Shares, which therefore in the following are deemed to be part of the sold shares held by the Seller 2 in PropCo. Wesselton herewith authorises the Seller 2 to receive the part of the Estimated Purchase Price and the Purchase Price allocated to the Wesselton Shares.

For reflecting the arrangements set out in lit. (b) above, the Seller 2 and Wesselton herewith enter into the agreement attached as Annex 1.1.2. This agreement shall have no impact on the sale and transfer of the Wesselton Shares in relation between Wesselton and the Purchasers 1 to 5.

1.2	The Shares
1.2.1    The Seller 1 holds 12,800 shares with a nominal value of EUR 1.00 each (serial numbers 11,504 to 24,303) in PropCo. For the purposes of this Agreement,

(a)	2,880 of these shares, namely the shares with the serial numbers 11,504 to 14,383, representing 11.25% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 1.1”, and

(b)	2,880 of these shares, namely the shares with the serial numbers 14,384 to 17,263, representing 11.25% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 1.2”,

(c)	2,880 of these shares, namely the shares with the serial numbers 17,264 to 20,143, representing 11.25% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 1.3”,

(d)	2,880 of these shares, namely the shares with the serial numbers 20,144 to 23,023, representing 11.25% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 1.4”,

(e)	1,280 of these shares, namely the shares with the serial numbers 23,024 to 24,303, representing 5% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 1.5”.
1.2.2    Furthermore, the Seller 1 holds one share with a nominal value of EUR 13,000.00 (serial number 1) in OpCo (the “Sold OpCo Shares 1”).

1.2.3    The Seller 2 holds 11,500 shares with a nominal value of EUR 1.00 each (serial numbers 4 to 11.503) in PropCo. For the purposes of this Agreement,

(a)	2,588 of these shares, namely the shares with the serial numbers 4 to 2,591, representing 10.109375% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 2.1”, and

(b)	2,588 of these shares, namely the shares with the serial numbers 2,592 to 5,179, representing 10.109375% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 2.2”,

(c)	2,587 of these shares, namely the shares with the serial numbers 5,180 to 7,766, representing 10.10546875% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 2.3”,

(d)	2,587 of these shares, namely the shares with the serial numbers 7,767 to 10,353, representing 10.10546875% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 2.4”,

(e)	1,150 of these shares, namely the shares with the serial numbers 10,354 to 11,503, representing 4.4921875% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 2.5”.
1.2.4    Wesselton holds 1,300 shares with a nominal value of EUR 1.00 each (serial numbers 24,304 to 25,603) in PropCo. For the purposes of this Agreement,

(a)	292 of these shares, namely the shares with the serial numbers 24,304 to 24,595, representing 1.140625% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 3.1”,

(b)	292 of these shares, namely the shares with the serial numbers 24,596 to 24,887 representing 1.140625% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 3.2”,

(c)	293 of these shares, namely the shares with the serial numbers 24,888 to 25,180, representing 1.14453125% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 3.3”,

(d)	293 of these shares, namely the shares with the serial numbers 25,181 to 25,473, representing 1.14453125% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 3.4”,

(e)	130 of these shares, namely the shares with the serial numbers 25,474 to 25,603, representing 0.5078125% of the registered share capital of PropCo, shall be referred to as the “Sold Shares 3.5”.

1.2.5    Furthermore, the Seller 2 holds one share with a nominal value of EUR 13,000.00 (serial number 2) in OpCo (the “Sold OpCo Shares 2”).
1.2.6    The aforementioned shares held by the Sellers and Wesselton in the Target Companies are herein collectively referred to as the “Sold Shares”:

1.3	Real Property
1.3.1    PropCo is the owner of or, as indicated in Annex 1.3.1, holder of a ground lease (Erbbaurecht) for the real property shown in the land register excerpts attached as Annex 1.3.1 (collectively the “Real Property”).
1.3.2    The Real Property comprises the Trianon highrise building located Mainzer Landstraße 16, Frankfurt am Main (the “Trianon Highrise”), and two adjoining residential properties located Klüberstraße 6-10 and Zimmerweg 8, Frankfurt am Main.
1.3.3    The term Real Property also includes the properties’ constituent parts (wesentliche Bestandteile) and, to the extent owned by the Target Companies on the Closing Date, its equipment (Zubehör) in the meaning of sec. 97 of the German Civil Code (the “BGB”).
1.3.4    The Purchasers shall (indirectly through the acquisition of the Sold Shares) acquire and assume the Real Property with all registered and unregistered encumbrances and restrictions to which it is subject on the Closing Date (provided that, with regard to encumbrances capable of registration in the land register, this shall only apply to those encumbrances that exist at the date of the signing of this Agreement ("Signing Date"), are permitted under this Agreement or to which the Purchasers have granted their written consent); sec. 442 para. 2 BGB shall not apply. Clause 8.2.2 remains unaffected.
1.3.5    The Parties have, for the purposes of this Agreement, agreed on a debt free fixed value of the Real Property of EUR 534,130,000 (“Fixed Property Value”) and a fixed value of GMS’ fixed assets and contracts of EUR 200,000 ("Fixed GMS Asset Value") (together, i.e. an amount of EUR 534,330,000).

1.4	Existing third party financing
The PropCo is borrower under a EUR 248,000,000.00 bank loan agreement dated 25 September 2014 with Landesbank Hessen-Thüringen Girozentrale as lender (together with all associated security and other finance documents as set out conclusively in Annex 1.4, the “Helaba Loan Agreement”; the lenders and agents thereunder, the “Helaba Lenders”). The Helaba Loan Agreement is, inter alia, secured by a land charge in favour of the Helaba Lenders that encumbers the Real Property (the “Helaba Land Charge”; together with all other security granted in connection with the Helaba Loan

Agreement, the “Helaba Security”). The Helaba Loan Agreement shall be retained by PropCo as further set out in clause 3.1.

1.5	Relation of the Sellers
1.5.1    The Sellers are only several debtors (Teilschuldner) and are not jointly and severally liable (keine gesamtschuldnerische Haftung) for their obligations under this Agreement. To the extent not explicitly stated otherwise, all obligations of the Sellers shall be allocated between the Sellers as follows:

(a)
If and to the extent obligations of the Sellers concern the Sold Shares as such (i.e. transfer obligations as well as the guarantees pursuant to clause 8.2.1 to the extent they refer to the Sold Shares), each Seller is only responsible for the Sold Shares sold by it (regarding the Wesselton Shares clause 1.1.2(b) applies);

(b)
If and to the extent a guarantee is incorrect or this Agreement is otherwise breached by the Sellers, only that Seller is liable which gave the incorrect guarantee or breached the Agreement, provided that clause 1.5.4 shall remain unaffected. If the Sellers fail to notify the Purchasers within two (2) weeks after receipt of a claim, how the liability pursuant to the preceding sentence is to be allocated between them, lit. (c) below shall apply in relation to the Purchasers (whilst, between the Sellers internally, the allocation of liability pursuant to lit. (b) shall remain unaffected); for the avoidance of doubt, (i) the trust instructions included in this Agreement regarding the Escrow Accounts remain unaffected and (ii) for the breach of payment obligations, in any event only the Seller who owes that payment obligation is liable;

(c)	in all other cases each of the Sellers shall be liable for 50% of the respective obligation.
1.5.2    The Sellers are only several creditors (Teilgläubiger) and are not jointly and severally entitled (keine Gesamtgläubiger) with regard to payment and other claims of the Sellers under this Agreement. To the extent not explicitly stated otherwise (e.g. pursuant to clauses 5.4.1 and 4.4), all claims of the Sellers under this Agreement shall be allocated between the Sellers as follows:

(a)
If and to the extent claims of the Sellers relate to the Sold Shares or a specific Seller, each Seller is only entitled to the claims with regard to the Sold Shares sold by it (regarding the Wesselton Shares clause 1.1.2(b) applies), or the claim specifically relating to it; and

(b)	in all other cases, each of the Sellers shall be entitled to 50% of the respective payment.

1.5.3    All withdrawal and election rights of the Sellers under or in connection with this Agreement may only be exercised by the Sellers jointly.
1.5.4    Irrespective of to which Seller the individual listed in Annex 8.4 belongs, its knowledge or awareness shall be attributed to both Sellers and Wesselton.

1.6	Relation of Purchasers
1.6.1    The Purchasers are only several debtors (Teilschuldner) and are not jointly and severally liable (keine gesamtschuldnerische Haftung) for their obligations under this Agreement. To the extent not explicitly stated otherwise, all obligations of the Purchasers shall be allocated between the Purchasers as follows:

(a)
If and to the extent obligations of the Purchasers (e.g. payment obligations or guarantees of the Purchasers) concern the Sold Shares or a specific Purchaser, each Purchaser is only responsible for the Sold Shares acquired by it or the claim specifically relating to it;

(b)	in all other cases, the Purchasers 1 to 5 shall be liable in the percentage of their respective shareholding in PropCo only and Purchaser 6 in full relating to OpCo.
1.6.2    The Purchasers are not joint creditors (keine Gesamtgläubiger). All payment claims of the Purchasers under this Agreement shall, to the extent not expressly stated otherwise, be allocated to the respective Purchaser in accordance with the percentage of their respective participation in PropCo to the extent that these relate to the participation in PropCo and 100% to Purchaser 6 to the extent that these relate to OpCo. All non-payment claims of the Purchasers under this Agreement which are not expressly allocated to one of them may only be asserted by the Purchasers jointly, and any action insofar taken by the Sellers vis-à-vis one of the Purchasers shall discharge the Sellers also with effect vis-à-vis the other Purchaser.
1.6.3    All withdrawal and election rights of the Purchasers under or in connection with this Agreement may only be exercised by the Purchasers jointly.
1.6.4    The Purchasers authorise (bevollmächtigen) each other to give and receive all declarations under this Agreement for and on behalf of the relevant other Purchaser.
2.    SALE OF THE SOLD SHARES

2.1	Sale of the Sold Shares

2.1.1    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 1.1 to the Purchaser 1, who accepts such sale and assignment.
2.1.2    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 1.2 to the Purchaser 2, who accepts such sale and assignment.
2.1.3    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 1.3 to the Purchaser 3, who accepts such sale and assignment.
2.1.4    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 1.4 to the Purchaser 4, who accepts such sale and assignment.
2.1.5    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 1.5 to the Purchaser 5, who accepts such sale and assignment.
2.1.6    The Seller 1 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold OpCo Shares 1 to the Purchaser 6, who accepts such sale and assignment.
2.1.7    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 2.1 to the Purchaser 1, who accepts such sale and assignment.
2.1.8    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 2.2 to the Purchaser 2, who accepts such sale and assignment.
2.1.9    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 2.3 to the Purchaser 3, who accepts such sale and assignment.
2.1.10    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 2.4 to the Purchaser 4, who accepts such sale and assignment.
2.1.11    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold Shares 2.5 to the Purchaser 5, who accepts such sale and assignment.
2.1.12    The Seller 2 hereby sells and, subject to the condition precedent set out in clause 2.3, assigns the Sold OpCo Shares 2 to the Purchaser 6, who accepts such sale and assignment.
2.1.13    Wesselton hereby sells and, subject to the condition precedent set out in clause 2.3 below, assigns the Sold Shares 3.1 to the Purchaser 1, who accepts such sale and assignment.

2.1.14    Wesselton hereby sells and, subject to the condition precedent set out in clause 2.3 below, assigns the Sold Shares 3.2 to the Purchaser 2, who accepts such sale and assignment.
2.1.15    Wesselton hereby sells and, subject to the condition precedent set out in clause 2.3 below, assigns the Sold Shares 3.3 to the Purchaser 3, who accepts such sale and assignment.
2.1.16    Wesselton hereby sells and, subject to the condition precedent set out in clause 2.3 below, assigns the Sold Shares 3.4 to the Purchaser 4, who accepts such sale and assignment.
2.1.17    Wesselton hereby sells and, subject to the condition precedent set out in clause 2.3 below, assigns the Sold Shares 3.5 to the Purchaser 5, who accepts such sale and assignment.

2.2	Right to Profits
The sale of the Sold Shares shall include any and all rights pertaining to the Sold Shares, including the rights to receive profits of the Target Companies that have not been distributed prior to the Closing Date, it being understood that any other provision of this Agreement commercially allocating assets and liabilities of the Target Companies between the Parties (in particular clause 6) shall remain unaffected.

2.3	Condition Precedent
Each of the assignments of the Sold Shares pursuant to clause 2.1 is made subject to the condition precedent (aufschiebend bedingt) that (i) the Transaction has been cleared or is deemed to have been cleared by the FCO pursuant to clause 11.1 and (ii) all relevant recipients have received all amounts payable by the Purchasers pursuant to clause 5.4.1(a). The Sellers shall at Closing after receipt of these amounts confirm to the Purchasers in writing (in the form of the closing memorandum as referred to in clause 5.4.4, and with a copy to the Notary) that the amounts payable by the Purchasers pursuant to clause 5.4.1(a) were fully received and that the condition precedent occurred.
In any event upon the acting notary's receipt of an executed copy of the closing memorandum (transmission via e-mail or facsimile shall suffice), any and all conditions precedent to the transfer of the Sold Shares shall be deemed fulfilled irrespective of their factual, timely and proper fulfilment and the transfer of the Sold Shares shall be effective. The officiating notary is at the same time released from any investigation obligation as regards the factual fulfilment of the conditions precedent for the transfer of the Sold Shares.

2.4	Shareholders' meeting
The Sellers and Wesselton hereby hold an extraordinary shareholder's meeting of PropCo and unanimously resolve the following:
The sale and transfer of all shares in PropCo to the Purchasers pursuant to this deed is hereby approved.
No other resolution is passed and the shareholders' meeting herewith closed.
3.    PREPARATORY ACTIONS

3.1	Retention of Helaba Loan
The Sellers shall procure that Helaba confirms, subject to qualifications made by Helaba in line with its standards or other requirements (the “Helaba Qualifications”), in writing to PropCo prior to Closing the outstanding loan amount including any accrued interest, fees and costs including any costs of the break of any hedging instrument, if any, as at 1 July 2015 (the "Helaba Loan Amount") and state the daily interest from that day onwards or otherwise shows the amount payable as at the Closing (the "Helaba Loan Amount Notification"), and the Sellers shall forward the Helaba Loan Amount Notification to the Purchasers.

3.2	Refinancing Support
3.2.1    From the date hereof, Sellers will, and will also procure that PropCo will, support the Purchasers in good faith in providing all information/documentation reasonably required by them for the conclusion of an amended and/or restated loan agreement with Helaba or another bank to be entered into by PropCo shortly after Closing. The Parties agree that a breach by the Sellers of their obligations hereunder shall not entitle the Purchasers to delay Closing or to withdraw from this Agreement. Damage claims of the Purchasers remains unaffected.
3.2.2    To the extent and when required for the Helaba Lenders releasing the Sellers and Wesselton from their obligations in relation to the Helaba Loan Agreement (in particular the security assignment agreement and the subordination agreement signed by them) the Purchasers shall sign corresponding security assignment agreements and subordination agreements.
4.    PURCHASE PRICE; PAYMENTS

4.1	Purchase Price

4.1.1    The purchase price for the Sold Shares 1.1 shall amount to 11.25% of the PropCo Value. The purchase price for the Sold Shares 1.2 shall amount to 11.25% of the PropCo Value. The purchase price for the Sold Shares 1.3 shall amount to 11.25% of the PropCo Value. The purchase price for the Sold Shares 1.4 shall amount to 11.25% of the PropCo Value. The purchase price for the Sold Shares 1.5 shall amount to 5% of the PropCo Value.
4.1.2    The purchase price for the Sold Shares 2.1 shall amount to 10.109375% of the PropCo Value. The purchase price for the Sold Shares 2.2 shall amount to 10.109375% of the PropCo Value. The purchase price for the Sold Shares 2.3 shall amount to 10.10546875% of the PropCo Value. The purchase price for the Sold Shares 2.4 shall amount to 10.10546875% of the PropCo Value. The purchase price for the Sold Shares 2.5 shall amount to 4.4921875% of the PropCo Value.
4.1.3    The purchase price for the Sold Shares 3.1 shall amount to 1.140625% of the PropCo Value. The purchase price for the Sold Shares 3.2 shall amount to 1.140625% of the PropCo Value. The purchase price for the Sold Shares 3.3 shall amount to 1.14453125% of the PropCo Value. The purchase price for the Sold Shares 3.4 shall amount to 1.14453125% of the PropCo Value. The purchase price for the Sold Shares 3.5 shall amount to 0.5078125% of the PropCo Value.
4.1.4    The purchase price for the Sold OpCo Shares 1 shall amount to 50% of the OpCo Value, and the purchase price for the Sold OpCo Shares 2 shall amount to 50% of the OpCo Value.
4.1.5    Each of the purchase prices referred to under clauses 4.1.1 to 4.1.4 is referred to as a “Purchase Price”.

4.2	Definitions and calculations
4.2.1    The “PropCo Value” shall amount to and be calculated as follows:

(a)	the Fixed Property Value,

(b)	plus, as at the Effective Time,

(i)
PropCo’s current assets and Tax receivables, excluding (a) rent securities received from and by tenants (including interest), (b) the Bond Cash Collateral (including interest), (c) cash and cash equivalents in excess of EUR 2,120,000.00, which, for the avoidance of doubt, shall be dealt with in accordance with clause 4.2.6, (d) receivables (including insurance receivables) which have not been collected by the Cut-off Time (which shall be dealt with in accordance with clause 4.2.7), and (e) reimbursement claims against insurers or other third parties triggered in favour of PropCo in case of damage to the Property occurring after the Signing Date for which no accrual is to be made pursuant to lit. (c)(ii) below, and (f) any amounts relating to the deferral of rent free periods, cash incentives paid to tenants or any other expenditure related to tenant incentives,

(ii)	prepaid expenses except for assets for fees under the Helaba Loan Agreement or any other capitalised debt issue costs and

(iii)	any third-party costs reasonably incurred by the Sellers or PropCo in connection with the New Finance Documents,

(c)	less, as at the Effective Time,

(i)
all liabilities in the meaning of sec. 266 para. 3 C. HGB of the PropCo including Tax liabilities, but (1) excluding the obligation to return rent securities received from tenants and liabilities under the New Finance Documents, and (2) provided that all obligations of the PropCo under and in connection with the Helaba Loan Agreement shall be reflected at an amount equal to the Helaba Loan Amount plus, if any, the amount of the Helaba Qualifications,

(ii)
accruals, except for accruals that (1) are made in connection with the condition of the fixed assets (in particular the Real Property and the buildings), e.g. accruals for outstanding maintenance, environmental risks, vacancy (provided that clause 4.2.4(a)(iv) remains unaffected), impending losses, and reconstruction obligations under lease agreements (clause 4.2.4(b) below remains unaffected) or (2) which relate to regular payments as currently registered in the land register (e.g. the ground rent being payable in relation to the ground lease referred to in clause 1.3.1 and Annex 1.3.1 ("Ground Rent") and the payments pursuant to the pension right (Reallast) in favour of Sonderhausen von Gläsernthal’sche Stiftung encumbering parts of the Real Property as set out in Annex 1.3.1), other than unpaid Ground Rent relating to the period prior to the Ef-fective Time;

(iii)	(intentionally left blank);

(iv)	deferred liabilities in relation to amounts received or receivable in advance in respect of rent from tenants which relates to periods after the Effective Time;

(v)	an amount of EUR 733,200.00 as compensation for the W&I insurance premium to be paid by the Purchasers.

4.2.2    The "OpCo Value" shall amount to and be calculated on a mutatis mutandis basis, i.e. is based on the Fixed GMS Asset Value instead of the Fixed Property Value applying the increases and decreases as per OpCo's balance sheet as at the Effective Time in accordance with the principles set out in clauses 4.2.1(a) to 4.2.1(c). The cash and cash equivalent amount referred to in clause 4.2.1(b)(i)(c) above, for OpCo amounts to EUR 470,000.00.
4.2.3    The items referred to in clauses 4.2.1(b) and 4.2.1(c) must, for the calculation of the Purchase Price pursuant to clause 6, each be set at the amounts at which they are shown in the Closing Date Accounts.
4.2.4    The following principles shall apply with regard to the calculation of the PropCo Value and the OpCo Value:

(a)	If and to the extent based on a reasonable estimation, for which the property manager’s view shall be obtained and that is to be made as per the Closing Date,

(i)	the tenants will in aggregate be entitled to claim the recharge of over-paid service charges for 2014 and 2015, the respective amount shall be deducted,

(ii)
the tenants will, upon the respective annual ancillary costs reconciliations for the years 2014 and 2015, in aggregate owe the payment of ancillary costs, the respective amount shall be added (for the avoidance of doubt, this is not exclusive, i.e. the outstanding claims against tenants for service charges 2012 and 2013 shall also be activated pursuant to clause 4.2.1(b)(i) above),

(iii)
payments have been made by PropCo on ancillary costs prior to the Closing Date that relate to (i) empty spaces (i.e. are not recoverable from tenants) and (ii) the time period after the Closing Date, the respective amount shall be added/activated, and

(iv)
payments are expected to be made by PropCo on ancillary costs after the Closing Date that relate to (i) empty spaces (i.e. are not recoverable from tenants) and (ii) the time period prior to the Closing Date, the respective amount shall be deducted/passivated.

(b)
An asset for prepaid expenses shall be included in the Closing Date Accounts in respect of amounts paid or accrued by the Target Companies at the Effective Time only in relation to goods and services to be supplied to the Target Companies after the Effective Time, to the extent the benefit of which will be available to the Target Companies following Closing. Full accrual shall be included in the Closing Date Accounts in respect of all goods and services (including the pro rate element for FY15 up to the Effective Time) received up to the Effective Time, to the extent unpaid at the Effective Time.

(c)	If any of the items referred to in clauses 4.2.1(b) and 4.2.1(c) falls under more than one of the categories set out therein, it shall nevertheless only be counted once (no double counting).
(1) Any obligation of the Target Companies (and any accruals made with regard to such obligations) for which the Sellers shall grant compensation payments as per clause 7, as well as (2) the respective Reimbursement Claims of the Target Companies (in particular those under the Deka Settlement Agreement) shall be excluded from the Closing Date Accounts.

(d)
For the avoidance of doubt, no accrual, deferred liability or other reduction shall be made in the Closing Date Accounts with regard to the one-time flat compensation payment of EUR 1,300,000 made by Credit Suisse Asset Management Immobilien Kapitalanlagegesellschaft mbH pursuant to clause 2.1 of the 6th amendment to the lease agreement with Linklaters LLP and received by PropCo prior to the signing of this Agreement.

(e)
The Closing Date Accounts shall take into account information after the Effective Time that provide further evidence of conditions that existed at the Effective Time (“Adjusting Events”) up until the Cut-Off Time.

(f)
No balances classified as non-current or fixed assets in the audited accounts of the Target Companies at 31 December 2014 (or assets acquired after 31 December 2014 of a similar nature to such assets) shall be reclassified as current assets in the Closing Date Accounts.

(g)
The Closing Date Accounts shall include full provision for any Transaction-related costs of the Seller (or its affiliates or related parties) and the Target Companies, including advisor fees (including Tax), to the extent payable by the Target Companies after the Effective Time.

(h)
The calculation of any Tax receivables, Tax provisions and Tax liabilities for purposes of the Closing Date Accounts shall be made in line with the provisions in clause 10.1 “Pre-Closing Date Tax” and “Pre-Closing Date Tax Refund”.

(i)	A full reconciliation shall be performed of balances between the Target Companies and any unreconciled balances shall be written off in the receiving entity.

4.2.5    Further guidelines for the calculation of the Purchase Price are set out in clause 6.2.
4.2.6    The Parties agree that the cash and cash equivalents existing on the Closing Date that are disregarded for the purpose of the calculation of the PropCo Value and the OpCo Value pursuant to clause 4.2.1(b)(i)(c) and 4.2.2 above (the “Excess Cash”) shall commercially be for the account of the Sellers. The Sellers shall therefore be entitled to resolve the distribution of the Excess Cash to them prior to the Closing Date. If, for whatever reason, the distribution is not fully implemented prior to the Closing Date, the Parties shall cooperate in good faith to achieve the distribution of the Excess Cash to the Seller in another manner. Any withholding tax (including solidarity surcharge) on such a distribution of Excess Cash shall be borne by the Purchasers if and to the extent such withholding tax is triggered by further distributions PropCo may have made on or after the Closing Date provided the tax contribution account of PropCo in the meaning of section 27 Corporate Income Tax Act amounts at least to Euro 322 million on 31 December 2014 and the equity in the tax balance sheet of PropCo as of 31 December 2014 does not exceed EUR 202 million.
4.2.7    At any time that PropCo or OpCo recover receivables which have, pursuant to clause 4.2.1(b)(i)(d) above, been disregarded for the purpose of the calculation of the PropCo Value and the OpCo Value, an amount equalling the amount so recovered shall be paid by the Purchasers to the Sellers as additional Purchase Price. The Purchasers herewith undertake to ensure that the Target Companies pursue and enforce those receivables in their ordinary course of business. The Purchasers’ obligations under this clause 4.2.7 shall terminate twelve (12) months after the Closing Date.

4.3	Estimated Purchase Price
4.3.1    Based on the pro-forma balance sheets attached as Annex 4.3.1, the Parties estimate the PropCo Value to amount to EUR 287,224,795.21 and the OpCo Value to amount to EUR 515,824.34 as per the Closing Date.
4.3.2    On that basis, the Purchasers shall at the Closing Date pay the estimated purchase prices as set out in Annex 4.3.2 (the “Estimated Purchase Prices”) to the Sellers, whereby it is agreed between the Sellers, Wesselton and the Purchasers that the amounts required to fill the Escrow Accounts pursuant to clause 5.6.1(b) to (f) shall be paid directly on the Escrow Accounts in accordance with clause 5.4.1(a) and that such payments, upon transfer pursuant to clause 5.6.4(e)(i), shall be credited against the Estimated Purchase Price and as such reduce the payment obligation of the Purchasers vis à vis the Sellers/Wesselton in proportion to their respective share in PropCo.

4.4	Purchase Price Adjustment
4.4.1    In the event that any of the Purchase Prices as finally determined pursuant to clause 6 (i) exceeds or (ii) falls short of the respective Estimated Purchase Price pursuant to clause 4.3.2, the difference must be paid within ten (10) Business Days after the Preliminary Purchase Price Calculation (as defined in clause 6.1.3) becomes binding with regard to the relevant portion of the Purchase Price, in the event of “(i)” by the Purchasers to the respective Seller and in the event of “(ii)” by the respective Seller to the Purchasers (to them pro rata to the portion of the Purchase Price attributable to Sold Shares acquired by each of them).
4.4.2    (intentionally left blank)

4.5	Default interest; Interest Calculation
4.5.1    If any Party fails to make a payment owed by it under this Agreement when due (in each case the receipt of payment is decisive), it shall be in default without further notice from the other relevant Party(ies) being required and interest at a rate of 10% p.a. shall be charged on the outstanding amount for the period beginning on the day following the due date and ending on and including the date of its payment.
4.5.2    Interest owed under this Agreement shall be calculated on the basis of actual days elapsed and a calendar year with 365 days.

4.6	Payment Procedures
4.6.1    Payments by the Purchasers to the Seller 1 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchasers in euros via bank transfer, free of charges and fees, with same day value to the following account of the Seller 1 (“Seller 1 Account”):
IBAN:     LU93 0610 1463 7260 0EUR
BIC: SGABLULL
Bank: Société Générale Bank & Trust, 11 avenue Emile Reuter, L-2420 Luxembourg, Luxembourg.
4.6.2    Payments by the Purchasers to the Seller 2/Wesselton based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchasers in euros via bank transfer, free of charges and fees, with same day value to the following account of the Seller 2 (“Seller 2 Account”):
IBAN: LU80 0141 8444 5860 0000
BIC: CELLLULL
Bank: ING Luxembourg S.A., 52, Route d’Esch, L-2965 Luxembourg.

4.6.3    Payments by the Sellers to the Purchaser 1 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 1 Account”).
4.6.4    Payments by the Sellers to the Purchaser 2 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 2 Account”).
4.6.5    Payments by the Sellers to the Purchaser 3 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 3 Account”).
4.6.6    Payments by the Sellers to the Purchaser 4 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 4 Account”).
4.6.7    Payments by the Sellers to the Purchaser 5 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 5 Account”).
4.6.8    Payments by the Sellers to the Purchaser 6 based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Sellers in euros via bank transfer, free of charges and fees, with same day value, on a bank ac-count the details of which shall be given to the Sellers and the Notary without undue delay after Signing Date (“Purchaser 6 Account”).

4.7	Value Added Tax
The Parties assume that no value-added tax (“VAT”) shall accrue for the transaction provided for in this Agreement and the Sellers undertake not to waive any VAT exemption.

4.8	No Set-Off
Any right of the Parties to set-off and/or to withhold any payments due to the other Parties under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

4.9	Treatment of Payments
Any payment of the Sellers to the Purchasers pursuant to this Agreement shall be considered a reduction of the Purchase Price in the relationship between the relevant Sellers and the relevant Purchasers, and any payment of the Purchasers to the Sellers pursuant to clause 4.4 shall be considered an increase of the Purchase Price in the relationship between the Sellers and the Purchasers.
5.    CLOSING; WITHDRAWAL RIGHTS

5.1	Closing Date
5.1.1    The Parties shall perform the closing actions set forth in clause 5.3.2 (the “Closing”) on the third (3rd) Business Day following the day at which the last of the Closing Conditions (as defined in clause 5.2) occurs or is legitimately waived by all Parties jointly (provided that any such waiver shall be subject to a confirmation from the insurer of the W&I Insurance, not unreasonably withheld or delayed), but not before 28 July 2015 unless otherwise agreed by the Purchasers. The day on which the Closing actually takes place shall be referred to as the “Closing Date”.
5.1.2    The Closing shall take place at the offices of Freshfields Bruckhaus Deringer LLP in Frankfurt am Main at 9:00 CET, unless the Parties agree on a different location and/or different time.

5.2	Closing Conditions
The Parties shall (only) be obligated to carry out the Closing after all of the following conditions to Closing (the “Closing Conditions”) have been satisfied or legitimately waived (provided that any such waiver shall be subject to a confirmation from the insurer of the W&I Insurance, not unreasonably withheld or delayed):

(a)	the Transaction has been cleared or is deemed to have been cleared by the FCO pursuant to clause 11.1;

(b)	the Helaba Loan Amount Notification has been delivered to the Purchasers as set out in clause 3.1;

(c)
two Business Days prior to Closing Date an inspection of the electronic land register (elektronisches Grundbuchblatt) and the list of pending applications (Markentabelle) of the Real Property by the Notary confirms compliance of the land register with the description in Annex  1.3.1, with the exception only of such applications or entries that comply with this Agreement, have been consented to by the Purchasers or only constitute formal corrections by the land register that do not materially change the content of such encumbrance.

5.3	Material Adverse Change; Closing Guarantee Breach
5.3.1    The Purchasers are not obliged to carry out the Closing in the event of a MAC. The Parties agree that a “MAC” shall only exist

(a)
in case that between the Signing Date and Closing such a deterioration or destruction of the Real Property occurs that would entitle DekaBank or Bundesbank to terminate their leases or automatically end these leases, or

(b)
in case either the the lease agreements dated 22 July 2014 between Deutsche Bundesbank and PropCo (the “Bundesbank Lease”) or the Deka Lease is terminated (receipt of termination notice sufficient) unless such termination is based on grounds that cannot reasonably be considered a valid cause for termination.

In any event, the Purchasers may not reject Closing pursuant to this clause 5.3.1 and no MAC shall exist if the respective event (i) was caused by the Purchasers or (ii) occurred after any of the Purchasers breached any of their obligations pursuant to clause 11.1, this caused a delay of the satisfaction of the Closing Condition pursuant to clause 5.2(a), and the respective event occurred after the date in time in which Closing would have occurred without such breach by the Purchasers, or (iii) occurred after the Purchasers breached their obligations pursuant to clause 5.4.1(a).
5.3.2    If circumstances occur between the Signing Date and Closing by which any of the guarantees pursuant to clause 8.2 that is given by the Sellers as per the Closing Date is breached without the Purchasers being responsible for that breach (a “Closing Guarantee Breach”), the Sellers shall be obliged to notify the Purchasers in writing and sufficient detail, having made due and careful enquiries with the asset managers, property managers and the Project Managers, at the latest one day prior to the Closing Date. In this event, the following shall apply in the following order:

(a)
If the damages (as relevant pursuant to clause 9.1.2) resulting from the Closing Guarantee Breach, in the Purchasers' reasonable view, do not exceed an amount of EUR 40,000,000, the Purchasers shall be entitled to pay a part of the Purchase Price, as reasonably assessed by the Purchasers as potential full and final remedial amount for such relevant damage (along with a reasonable amount of contingency) (“Remedial Amount”) into an additional Escrow Account with the Notary to be established at that point in time (“Remedial Escrow”).

(b)
If the damages (as relevant pursuant to clause 9.1.2) resulting from the Closing Guarantee Breach, in the Purchasers' reasonable view, exceed an amount of EUR 40,000,000, the Parties agree that the Closing shall be postponed by a period of 4 weeks (“Determination Period”) to allow the Purchasers, acting reasonably, and in good faith, to determine the quantum of such damages with the assistance of third party advisors using all reasonable endeavours provided that:

If after the expiry of the Determination Period the damages remain likely to be, in the Purchasers’ reasonable view,

(i)
less than EUR 40,000,000, then the Purchasers shall be entitled to retain a relevant portion of the Remedial Amount in the Remedial Escrow in order to serve as security for the related claims of the Purchasers under clauses 8 and 9 of this Agreement, and release any excess to the Sellers; or

(ii)
if in excess of EUR 40,000,000, the Purchasers shall be entitled to reject Closing, such rejection to be made in writing and within 10 Business Days after the Determination Period, and shall be entitled (i) to withdraw from this Agreement within a further period of twenty (20) Business Days and (ii) to have the Deposit immediately released and (iii) to be paid a penalty in the amount of EUR 2.5 Million.

(c)	If lit. (a) or (b)(i) applies, then:

(i)
the Parties shall cooperate in good faith using all reasonable endeavours to ensure a full and final cure of the relevant Closing Guarantee Breach with the effect that such cure shall put the Purchasers in an equivalent position as if the Closing Guarantee Breach had not occurred;

(ii)
upon such cure being satisfied to the Purchasers’ satisfaction, acting reasonably, any excess standing to the credit of the Remedial Escrow shall be released to the Sellers and to the extent not cured to the satisfaction of the Purchasers, the remaining amount shall serve as security for the Purchasers' claims under clauses 8 and 9 under this Agreement, provided that in each of the above cases the respective Closing Guarantee Breach shall not fall under the Liability Caps;

(iii)
the amount in the Remedial Escrow shall be released to the Purchasers to the extent they have a respective claim against the Sellers under clauses 8 and 9 of this Agreement, and in the remaining amount to the Sellers. The Parties shall instruct the Notary accordingly. In this case, the Notary is instructed to release the respective amount in the Remedial Escrow only if and to the extent he has received either (i) an official copy of such court ruling endorsed as res iudicata (Ausfertigung des Urteils mit Rechtskraftvermerk) instructing the Notary to release the respective amount in the Remedial Escrow or (ii) a joint written instruction by the Parties.

5.4	Closing
5.4.1    On the Closing Date, the Parties shall undertake the following actions in the following order:

(a)	the Purchasers shall pay the Estimated Purchase Prices

(i)
in an aggregate amount of EUR 24,100,000 into the Escrow Accounts in the order pursuant to clause 5.6.1(b) to (f), it being understood that this amount is (1) to be paid in the amount of EUR 20,000,000 from the Deposit Escrow by issuing, together with the Sellers, a respective instruction to the Notary and (2) to be otherwise paid by the Purchasers in the amount of EUR 4,100,000, and

(ii)	in the remaining amount, into the respective Sellers’ Accounts as set out in more detail in this Agreement; and

(b)
the Sellers shall deliver to the Purchasers written declarations of the existing managing directors and general representatives (Prokuristen) of the Target Companies by means of which they resign from their offices of the Target Company by no later than the Closing Date; and

(c)
the Purchasers shall hold an extraordinary shareholders meeting of both Target Companies, with the Sellers confirming the right of the Purchasers to hold that meeting, for discharging the resigned management from all liability (entlasten) and appointing new managing directors to the Target Companies to be named by Purchaser 2 (the managing directors to have sole power of representation and to be released from the restrictions of Section 181 second alternative German Civil Code) and adopting new articles of association for the Target Companies as set out in Annex 5.4.1(c).
5.4.2    The Sellers shall hand-over all original lease agreements and original rent security to the Purchasers.
5.4.3    The Purchasers shall procure that the persons that have resigned from their offices in the Target Companies pursuant to clause 5.4.1(b) are discharged from all liability (entlastet), and that their resignation is registered in the commercial register as soon as possible.
5.4.4    All Closing actions shall be recorded in a closing memorandum substantially in the form as set out in Annex 5.4.4.

5.5	Withdrawal rights
5.5.1    The Parties are entitled to withdraw from (zurücktreten) this Agreement if (i) the Closing Conditions pursuant to clause 5.2 have not occurred or been waived by 30 September 2015 (the “Long Stop Date”). No such right of withdrawal shall exist for any Party that has hindered the satisfaction of the relevant Closing Condition in bad faith (wider Treu und Glauben) or, in case of the Purchasers, if the non-occurrence is due to the Purchasers having breached any of their obligations pursuant to clause 11.1.
5.5.2    The Purchasers are entitled to withdraw from this agreement if Closing has not occurred on or before the Long Stop Date due to a MAC having occurred and continuing that entitles them to reject Closing pursuant to clause 5.3.1 until the Long Stop Date.
5.5.3    If one of the Parties breaches any of the duties referred to in clause 5.3.2.1, the other Party (which itself is not in breach of any of its duties referred to in clause 5.3.2.1) may initially set a grace period of ten (10) Business Days by written notice specifying the breach; following the unsuccessful expiration of the ten-Business Days grace period, the Party that set the grace period may withdraw (zurücktreten) from this Agreement.
5.5.4    Any withdrawal under this Agreement must be effected by written notice to the respective other Parties.
5.5.5    Any withdrawal from this Agreement pursuant to clause 5.5.1 shall be valid only if the other Parties received the written notice of withdrawal prior to the day on which the last Closing Condition has occurred or been waived. For the avoidance of doubt, the withdrawal rights pursuant to clauses 5.3.2, 5.5.1, 5.5.2 and 5.5.3 shall not apply anymore once Closing has occurred.

5.5.6    In the event of any withdrawal pursuant to this Agreement, all obligations between the Parties under this Agreement, with the exception of the obligations resulting from the unwinding as such (Rückabwicklungsschuldverhältnis) and under clauses  (Confidentiality and Announcements), 17 (Transfer Taxes and Costs), 18 (Notices) and 20 (Miscellaneous), shall lapse, provided that any obligations due to a breach of this Agreement prior to the withdrawal shall remain unaffected.
5.5.7    Any withdrawal rights of the Parties that are not agreed in this Agreement shall be excluded.

5.6	Escrow Account; Deposit; contractual penalty
5.6.1    Prior to the signing of this Agreement, the Notary has set up the following escrow accounts (the “Escrow Accounts”) for the purpose of the following escrows:

(a)	“Deposit Escrow” shall be the following escrow:
Initial amount:    EUR 20,000,000.00
Account holder:    Dr. Christian Wicker, LL.M., Frankfurt am Main
Bank:            Commerzbank AG, Frankfurt am Main
Bank code:        500 400 00
BIC:            COBADEFFXXX
Account no.:        324027227
IBAN:        DE79 5004 0000 0324 0272 27
Secured claims:    As set out in clauses 5.6.3 et. seqq.

(b)
“Fire Protection Escrow” shall be in the amount standing to the credit of the respective account from time to time, the escrow with the following specific details (other details are as set out in lit. (a) above):

Initial amount:    EUR 10,000,000
Account no.:        324027228
IBAN:        DE52 5004 0000 0324 0272 28
Secured claims:    As set out in clauses 7.7.1, 7.2.1(ii), 7.2.4

(c)
“Buba Fit-Out Escrow” shall be in the amount standing to the credit of the respective account from time to time, the escrow with the following specific details (other details are as set out in lit. (a) above):

Initial amount:    EUR 10,000,000
Account no.:        324027229
IBAN:        DE25 5004 0000 0324 0272 29
Secured claims:    As set out in clauses 7.7.1, 7.2.1(iii), 7.2.4

(d)
“Other Construction Costs Escrow” shall be in the amount standing to the credit of the respective account from time to time, the escrow with the following specific details (other details are as set out in lit. (a) above):

Initial amount:    EUR 2,100,000
Account no.:        324027230
IBAN:        DE95 5004 0000 0324 0272 30
Secured claims:    As set out in clauses 7.7.1, 7.2.4

(e)	(intentionally left blank)

(f)
“Tax Claims Escrow” shall be, in the amount standing to the credit of the respective account from time to time, the escrow with the following specific details (other details are as set out in lit. (a) above):

Initial amount:    EUR 2,000,000.00
Account no.:        324027232
IBAN:        DE41 5004 0000 0324 0272 32
Secured claims:    As set out in clause 10
5.6.2    The Escrow Accounts shall be administered pursuant to the terms of this Agreement and the escrow rules set out in Annex 5.6.2 (the “Escrow Rules”). Any fee charged for holding the Escrow Accounts shall be borne by the Purchasers.
5.6.3    As security for the claims of the Sellers against the Purchasers, the Purchasers have, immediately prior to signing, placed a deposit in the amount of EUR 20,000,000.00 (in words: twenty million euros) (the “Deposit”) into the Deposit Escrow. The Deposit Escrow is, as set out in clause 5.4.1(a)(i), to be credited against the Purchase Price or, as the case may be, credited against the contractual penalty pursuant to clause 5.6.5.
5.6.4    The Deposit shall be immediately released in the following events and as follows:

(a)
in case (i) the satisfaction of the Closing Conditions was hindered by one or both of the Purchasers in bad faith (wider Treu und Glauben) or on the basis of a breach of this Agreement by one or both of the Purchasers and (ii) the Sellers thereupon withdraw from this Agreement pursuant to clause 5.5.1, into the Sellers’ Accounts;

(b)	in case the Sellers withdraw from this Agreement pursuant to clause 5.5.3, into the Sellers’ Accounts;

(c)	in case the Purchasers withdraw from this Agreement pursuant to clause 5.3.2, 5.5.2 or clause 5.5.3, into the Purchasers’ Accounts;

(d)	in case the Closing has not occurred and one of the Parties has withdrawn from this Agreement pursuant to clause 5.5.1 (other than in case of lit. (a)), into the Purchasers’ Accounts;
In any of the cases in clauses 5.6.4(a) to (d) and 11.3.3 last sentence the Parties withdrawing from this Agreement shall provide the Notary with a copy of the withdrawal declaration and shall request in writing the release of the Deposit stating which amount should be paid into which of the bank accounts named in clause 4.6. Upon receipt, the Notary will forward (by fax) to the Parties to which the withdrawal declaration is addressed a copy of the withdrawal declaration and of the request to release the Deposit informing them that he will release the Deposit as requested by the Parties withdrawing from this Agreement 2 weeks after having dispatched the fax to the fax number specified in clause 18. The Notary is instructed not to release the Deposit as requested by the Parties withdrawing from this Agreement if within the aforementioned 2-week-period the Notary has received a written (fax being sufficient) objection by Parties to which the withdrawal declaration is addressed to the release. In this case, the Notary is instructed to release the Deposit only if and to the extent he has received either (i) an official copy of such court ruling endorsed as res iudicata (Ausfertigung des Urteils mit Rechtskraftvermerk) instructing the Notary to release the Deposit or (ii) a joint written instruction by the Parties.

(e)
notwithstanding the aforesaid, (i) by crediting it into the respective other Escrow Accounts in the order in which the Escrow Accounts are listed in clause 5.6.1 (b) to (f) and (ii) in any other event upon mutual agreement between and a corresponding joint written instruction by the Sellers and the Purchasers.

The aforementioned payments of the Deposit shall in all cases be made plus interest accrued on the Deposit, if any.
5.6.5    The Sellers may claim from the Purchasers a contractual penalty (Vertragsstrafe) in an amount equaling the amount of the Deposit if the Sellers withdraw from this Agreement as set out in clause 5.6.4(a) or clause 5.5.3. The Deposit is then, once it has been received by the Sellers pursuant to clause 5.6.4(a) or clause 5.6.4(b), credited against such claim. Any further claims of the Sellers, to the extent they exceed the contractual penalty, shall be excluded. The Purchasers shall not be obliged to pay the contractual penalty if the Transaction is not cleared by or deemed to have been cleared by the FCO in accordance with clause 11.1 and the Purchasers are not in breach with any obligation pursuant to clause 11.1.
5.6.6    The Purchasers shall be entitled to a contractual penalty (Vertragsstrafe) in the amount of EUR 2,500,000 if the Purchasers withdraw from this Agreement pursuant to clauses 5.3.2, 5.5.1 through 5.5.3, in case of 5.5.2 and 5.5.3 only if Sellers have hindered the satisfaction of the relevant Closing Condition, or have caused the MAC, and generally acted in bad faith (wider Treu und Glauben), or the Sellers withdraw pursuant to clause 11.3.3 last sentence. Any further claims of the Purchasers shall be excluded.
6.    CLOSING DATE ACCOUNTS

6.1	Closing Date; Establishment of Closing Date Accounts
6.1.1    The Sellers shall - at their own costs but with the reasonable support of the Target Companies (for the avoidance of doubt, the costs to prepare the Closing Date Accounts, i.e. to pay Hauck Schuchardt are on the Sellers) - prepare, without undue delay after the Closing Date, pursuant to the terms of this Agreement, balance sheets for each of the Target Companies as per 00:00 hours CET (i.e. start of the day) of the Closing Date (the “Effective Time”) and, on the basis of such balance sheet, a calculation of the items relevant for the calculation of the PropCo Value and the OpCo Value pursuant to clauses 4.2.1(b), 4.2.1(c) and 4.2.2 through 4.2.4. Any item of clauses 4.2.1(b) and 4.2.1(c) that refers to the Closing Date shall be balanced as per the Effective Time.
6.1.2    The balance sheet to be prepared by the Sellers under clause 6.1.1 is referred to as the “Closing Date Accounts”. In the version existing before becoming binding pursuant to clauses 6.3.2, 6.3.3 or 6.4.2, these accounts shall be referred to as “Preliminary Closing Date Accounts”.
6.1.3    Subsequently, on the basis of the Preliminary Closing Date Accounts, the Sellers shall calculate the Purchase Prices in accordance with clause 4.1 (the “Preliminary Purchase Price Calculation”).
6.1.4    The Sellers shall deliver the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation to the Purchasers within 45 Business Days after the Closing Date (the "Cut-Off Time").

6.2	Accounting Principles

6.2.1    The Closing Date Accounts must be prepared (i) in accordance with the specific accounting principles, practices, rules, estimation techniques and procedures set out in clauses 4.2.1, 4.2.2 and 4.2.4; and (ii) subject to (i) complying with the accounting principles, practices, rules, estimation techniques and procedures actually applied in the financial statements of the Target Companies for the fiscal year 2014; and (iii) subject to (i) and (ii) in accordance with the applicable provisions of German law (generally accepted principles of accounting under the HGB (Grundsätze ordnungsgemäßer Buchführung)) as at 31 December 2014. For the avoidance of doubt, (i) shall take precedence over (ii) and (iii), and (ii) shall take precedence over (iii).
6.2.2    The Closing Date Accounts will be prepared in the same format as the balance sheets set out in Annex 4.3.1 (but not the amounts shown therein) and subject always that the inclusion or exclusion of a line item or an amount shall be governed by the requirements of clauses 4.2.1 to 4.2.4 and 6.2.1.

6.3	Review of the Preliminary Closing Date Accounts
6.3.1    The Purchasers have the right to review and have an advisor of their choice review the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation within a time period of two (2) months upon their receipt from the Sellers. The Sellers shall fully co-operate with the Purchasers and their advisors and deliver all information and make accessible all documents and information that is held by the Sellers and is required by the Purchasers and their advisors, and provide copies of such documents at the cost of the Purchasers.
6.3.2    Any objections to the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation must be notified by the Purchasers to the Sellers in writing within the two (2) months period pursuant to clause 6.3.1. If and to the extent the Purchasers do not assert objections within such deadline, the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation shall become binding for the Parties.
6.3.3    If the Purchasers notify the Sellers of their objections against the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation within the two (2) months period pursuant to clause 6.3.1, the Parties shall attempt to reach an agreement regarding the handling of these objections within twenty (20) Business Days after receipt of the notice. If and to the extent such an agreement is reached, the results thereof shall be transferred to the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation, which will then become binding for the Parties in this respect and to this extent in the versions thus amended.

6.4	Expert Proceedings
6.4.1    If the Parties cannot reach an agreement on the handling of all of the objections within the (20) Business Days period pursuant to clause 6.3.3, they shall have three (3) Business Days after the expiration of this period to jointly nominate an expert (Schiedsgutachter) who must be an accounting expert of an accounting firm of international repute. Either Party can demand, acting reasonably, an extension of further 20 Business Days if at the end of the first 20 Business Days period the discussions regarding the objections are still ongoing.
6.4.2    With respect to the points in dispute between the Parties, the expert shall examine whether the requirements of clause 6.2 were complied with for the preparation of the Preliminary Closing Date Accounts. The expert shall give each Party a reasonable opportunity to present its views in writing. The expert must – but only on the remaining matters that are in dispute between the Parties but not on any other matters - prepare a written expert's opinion (Schiedsgutachten) in his/her reasonable discretion (billiges Ermessen) in this regard within thirty (30) Business Days after receipt of the required supporting information from the Sellers and the Purchasers, which shall be binding upon the Parties (save in the event of manifest error or fraud). The expert shall specify the grounds for his/her decision with respect to all points of contention between the Sellers and the Purchasers. The results of the expert's opinion shall be transferred to the Preliminary Closing Date Accounts and the Preliminary Purchase Price Calculation, which shall then become binding on the Parties in the versions thus amended.
6.4.3    If the Parties cannot agree on the nomination of an expert within three (3) Business Days after the expiration of the (20) Business Days period pursuant to clause 6.3.3, the expert shall, at the request of the Sellers and/or the Purchasers, be appointed by the chairman of the management board of the Institute of Public Auditors in Germany (Vorsitzender des Vorstands des Instituts der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf.
6.4.4    The costs and expenditures for the expert and the expert proceedings shall be initially advanced and borne by the Sellers (50%) and the Purchasers (50%) in equal shares. Both Parties shall bear their own costs and the costs of their advisors themselves, unless the expert reaches a different decision on the distribution of costs pursuant to clause 6.4.5.
6.4.5    Without prejudice to any other provision under this Agreement to the contrary, the expert shall ultimately decide in his/her reasonable discretion (billiges Ermessen) having regard to his/her decision and the original points of view and requests of the Parties pursuant to sec. 91 of the German Code of Civil Procedure (Zivilprozessordnung

– ZPO) regarding the distribution of his/her costs and expenses and the costs of the expert proceedings, including reasonable fees and expenditures of the Parties for their advisors.

6.5	Access to Information
6.5.1    Each Party shall ensure that the respective other Party, their auditors/advisors involved pursuant to clause 6.3 and any expert involved pursuant to clause 6.4 receives, after the Closing Date, all information and documentation required by them for the purposes of this clause 6.
6.5.2    The Parties must (each of them to the extent available to it) further ensure that the respective other Parties, the auditors involved pursuant to clause 6.3 and any expert involved pursuant to clause 6.4 have unrestricted access to the annual accounts from prior years of the Target Companies and receive the records of the Target Companies.
7.    COMPLETION OF CERTAIN CONSTRUCTION WORKS

7.1	Construction Works and Construction-related Agreements
7.1.1    PropCo has concluded the agreements listed in Annex 7.1.1 (as amended from time to time and together with new agreements signed pursuant to clause 7.3.2(b) for implementing Construction Works, the "Construction-related Agreements") which relate to the following construction works (the “Construction Works”):

(a)
The implementation of the fire protection concept (the “Fire Protection Concept”) set out in the public law agreement with the City of Frankfurt am Main dated 26/28 January 2011 (as amended on 26 August/5 September 2011, 16/22 December 2011 and 17 February 2012) (the “Public Law Agreement”) and the building permit B-2012-521-4 granted by the City of Frankfurt am Main on 28 August 2013,

(b)
the preparation of the rental spaces for the tenant Deutsche Bundesbank for occupation by Deutsche Bundesbank referred to under clauses 1.2.1, 1.2.2, 1.2.3 and 1.2.4 (i.e. all rental spaces to be handed over in the course of 2015 and 2016) of the Bundesbank Lease as required pursuant to clause 1.6 of the Bundesbank Lease (the “Tenant Fit-Out Bundesbank”), and

(c)	the modernisation of the elevators of the Trianon Highrise as defined in Annex 2 to the construction contract with ThyssenKrupp dated 19 September 2014 (the “Elevator Modernisation”).
7.1.2    Pursuant to the bond credit agreement (Avalkreditvertrag) and the pledge agreement attached hereto as Annex 7.1.2, PropCo has pledged its fixed deposit account with IBAN DE98 7004 0041 0660 3237 03 held at Commerzbank AG, providing for a deposit in the amount of EUR 2,500,000 (the “Bond Cash Collateral”), to Commerzbank AG as collateral for securing a EUR 2,500,000 bond (Bürgschaft) issued by Commerzbank AG in favour of Deka Immobilien GmbH. This bond has been provided to Deka Immobilien GmbH as security for its claims under the general contractor agreement with PropCo referred to in Annex 7.1.1. If the bond is returned or reduced by Deka Immobilien GmbH to Commerzbank AG, the Bond Cash Collateral or the partial amount of the Bond Cash Collateral equal to such reduction, as the case may be, plus any interest thereon shall be paid (i) into the Fire Protection Escrow but (ii) provided Completion of the Fire Protection Concept occurred and all possible relevant Construction Compensation Amounts were paid, then to the Sellers.

7.2	Compensation
7.2.1    Subject to the limitations set forth in clause 7.2.3 and 7.2.4, the Sellers, each of them 50%, shall pay to the Purchasers (as set out in clause 7.6) an amount equal to

(i)	all claims by contractors against PropCo under the Construction-related Agreements,

(ii)
up to a maximum amount of EUR 500,000 in aggregate, all fee claims of third parties and experts that are involved by the Purchasers or the Target Companies to monitor, check or accompany the Construction Works and related services carried out, including but not limited to the Purchaser’s future asset manager or experts, and

(iii)
up to a maximum amount of EUR 500,000 in aggregate, rent reductions of the monthly rent legitimately made by the tenant Deutsche Bundesbank under the Bundesbank Lease and the lease agreement dated 22 July 2014 between OpCo (the “GMS Bundesbank Lease”) (in each case as agreed at the Signing Date) due to disturbance by Construction Works, in each case exclusive of any VAT included in such a claim which shall be treated in accordance with clause 7.2.4 (the amount pursuant to lit. (i), the “Construction Compensation Amount”) if and to the extent they

(a)	relate to the implementation and completion of the Fire Protection Concept, and/or

(b)
relate to the Tenant Fit-Out Bundesbank and are not additional or increased costs caused by any changes to the scope of work as set out in Annexes 1.6-1 and 1.6-2 to the Bundesbank Lease requested by Deutsche Bundesbank pursuant to clauses 1.6.1 and 1.6.2 of the Bundesbank Lease, and/or

(c)	relate to the Elevator Modernisation
and are incurred (incurred means that the relevant third party works are undertaken by and until the dates below irrespective of the receipt of the relevant – final – invoices by the Target Companies) by the Target Companies until the earlier of (1) Completion (as defined below) for the respective works having occurred and (2) in case of the Tenant Fit-Out Bundesbank and the Elevator Modernisation: 31 October 2016. If Completion with regard to the Fire Protection Concept has not occurred by 31 March 2016 at the latest, the Sellers’ liability under this clause 7 (if any) for claims against PropCo in relation to the Fire Protection Concept that are incurred between that date and Completion shall be capped at an amount of EUR 4,000,000 (i.e. EUR 2,000,000 per Seller).

7.2.2    The Purchasers shall ensure that the Sellers will, as from Closing and upon request of the Sellers, be authorised by the Target Companies from time to time in the required manner to claim for and in the name of the Target Companies reimbursement and other compensatory payments against third parties, such as warranty claims under Construction-related Agreements, claims under the settlement agreement between, inter alia, PropCo and DekaBank Deutsche Girozentrale (“DekaBank”) dated 24 May 2011 (notarial deed no. 273-2001 of the notary Dr. Nikolaus Hensel, Frankfurt am Main as amended by the agreement on certain separate issues (Einzelfragen) with regard to the Fire Protection Concept dated 19 December 2013 (notarial deed no. 769-2013 G of the notary Ronald Gerns, Frankfurt am Main)) (the “Deka Settlement Agreement”), under relevant insurances, etc. (the “Reimbursement Claims”). The Purchasers shall ensure that, after the Closing Date, the Target Companies at all times reasonably cooperate with the Sellers, at the Seller’s sole expense, in connection with the making of Reimbursement Claims, and that no action is taken after the Closing Date that may lead to a reduction or expiration of the Reimbursement Claims.
7.2.3    The Sellers shall not be required to compensate the Purchasers and/or the Target Companies pursuant to clause 7.2.1if and to the extent the respective claims of the contractors under the Construction-related Agreements

(a)	(not used);

(b)	are covered by Reimbursement Claims; insofar, the following shall apply:

(i)
as long as no legal action against the Target Companies is taken by a third party requesting the payment, the Sellers may decide in their equitable discretion (billiges Ermessen) whether the claims shall be compensated pursuant to clause 7.6 or whether first the Reimbursement Claims shall be enforced. If, however, legal action is taken by the third party, the Sellers shall immediately agree that the respective claims are to be settled as per clause 7.6; The Sellers shall, if they decide that the claims shall not yet be compensated, indemnify

(freistellen) the Purchasers and/or the Target Companies from any damage suffered by them due to any late payment to a third party and such indemnity claims shall also be covered by the respective Escrow Accounts to which the underlying claims relate. The Purchasers will cause the Target Companies to assign any damage claims against obligors of reimbursement claims pertaining to the late fulfillment of such reimbursement claims to the Sellers.

(ii)
if claims are compensated pursuant to clause 7.6, any later reimbursement shall be paid into the respective Construction Cost Escrow (if the reimbursement is paid to PropCo, the Purchasers shall ensure that PropCo pays the respective amount into the respective Construction Cost Escrow); if at that point in time no further claims against the Sellers under this clause 7 can be made, the Purchasers shall pay a respective amount to the Sellers; or

(c)
have been caused or increased, or Reimbursement Claims have been decreased or expired, by any non-compliance of the Purchasers or the Target Companies after the Closing Date with any of the provisions of this Agreement or any Relevant Agreement.

7.2.4    As the Target Companies may suffer from a non-recoverability of VAT connected with a Construction Compensation Amount, Seller 1 at 50% and Seller 2 at 50% shall furthermore and simultaneously pay an amount equal to

(a)
(i) 75% of the statutory VAT for all Construction Compensation Amounts where the underlying claims to be compensated attract statutory VAT and (ii) 100% of the statutory VAT for all Construction Compensation Amounts in relation to the Bundesbank Fit-Out (Clause 7.1.1(b)) where the underlying claims to be compensated attract statutory VAT,

(b)
less any VAT that is covered by Reimbursement Claims or would be covered by Reimbursement Claims if the Purchasers and the Target Companies had complied with any of the provisions of this Agreement or any Relevant Agreement.

It is understood that the VAT for which PropCo may claim for input VAT (Vorsteuer) is after Closing the sole responsibility of the Purchasers. This shall not exclude any claim of the Purchasers under clause 10.
7.2.5    The Purchasers will reimburse to the Sellers any amounts paid by the tenant Deutsche Bundesbank after Closing as compensation for additional costs incurred by PropCo prior to Closing. The respective compensation claims of PropCo against

Deutsche Bundesbank shall, if they should exist at the Closing Date, not be reflected in the Closing Date Accounts.

7.3	Operational completion of the Construction Works
7.3.1    Without undue delay after the Signing Date, the Target Companies and the Sellers will sign

(a)	in relation to the Fire Protection Concept, a project management agreement with REAG GmbH Real Estate Advisory Group Germany (“REAG”), and

(b)
in relation to the Tenant Fit-Out Bundesbank and the Elevator Modernisation, requested project management services under the asset management agreement with Bilfinger Real Estate Argoneo GmbH (together with REAG, the “Project Managers” and each a "Project Manager"), in each case materially in the form as attached hereto as Annex 7.3.1.
7.3.2    The Parties agree inter partes that the Sellers shall, as long as they may be liable under this clause 7, be entitled to direct the Project Managers and any other party under a Relevant Agreement (as defined below) in relation to the Construction Works and the settlement of the costs incurred for them and that the Sellers shall make reasonable and proper use of these operational powers vested in them under this Agreement to support, to the extent required giving regard to the involvement of the Project Managers and other contractors, the implementation of the Construction Works in a continuous and expeditious manner. The Purchasers shall ensure that the Target Companies will fully support and do not interfere with that direction, but only to the extent that this does not severely interfere with the operation of the Trianon and PropCo’s business and is reasonable, in particular that the Target Companies will

(a)
not enter into any supplements (incl. the acceptance of settlements (Schlussrechnungen)) or amendments to, or terminate any, or give instructions under any, of the following agreements (the “Relevant Agreements”) without the prior written consent of the Sellers, not to be unreasonably withheld or delayed: the Construction-related Agreements, the Public Law Agreement, the Bundesbank Lease (to the extent this is required in connection with the Construction Works), the Deka Settlement Agreement, any (other) agreement providing for Reimbursement Claims, as well as any other agreements (incl., for instance, insurances) to which the Target Companies are party in connection with the Construction Works;

(b)	enter into any supplements (incl. settlement agreements) or amendments to the Relevant Agreements as well as new respective agreements with third parties (in each case as deemed reasonably necessary by the Sellers in connection with the Construction Works),

(c)
formally accept (abnehmen) Construction Works if and to the extent so reasonably requested by the Sellers and if and to the extent the Construction Works have no major defects (wesentliche Mängel), and in general cooperate with the Sellers and the Project Managers in connection with the Construction Works;

(d)
arrange the official acceptance of the Fire Protection Concept and hand over of completed parts of the Tenant Fit-Out Bundesbank to the tenant Deutsche Bundesbank in accordance with the respective Bundesbank Lease, in each case as reasonably instructed by the Sellers in consultation with the relevant Project Manager; and

(e)
keep the Sellers and the Project Managers upon request regularly informed about all aspects relevant for them in connection with the Construction Works and allow them – or any representatives appointed by them – to take part in meetings with the authorities, the handing over and acceptances, etc.

7.3.3    The Sellers shall in relation to the Purchasers and the Target Companies be obliged in exercising the operational powers granted to it under or in connection with this clause 7 to give regard to the best interests of the Target Companies. The Sellers shall not actively delay the timely completion of the Construction Works and, without the consent of the Purchasers (not unreasonably to be withheld), give any instructions or omit to give reasonable instructions if such instructions or lack of instructions would not be compliant with the reasonable recommendations of the Project Managers.
7.3.4    The Sellers do not assume, and none of the provisions contained in this clause 7 shall be construed to the effect that they would assume, any liability towards the Purchasers or any Target Company for the completion of the Construction Works, its timeliness or the absence of any defects (Mangelfreiheit) with regard to the Construction Works.

7.4	Completion
7.4.1    “Completion” shall mean

(a)	with regard to the implementation of the Fire Protection Concept pursuant to clause 7.1.1(a): the Official Acceptance has occurred or is deemed to have occurred pursuant to clause 7.4.2 et. seqq.,

(b)	with regard to the Tenant Fit-Out Bundesbank pursuant to clause 7.1.1(b): hand-over of the relevant rental spaces to Deutsche Bundesbank subject to remediation of only Remaining Defects (if any) with regard to the relevant rental spaces, and

(c)
with regard to the Elevator Modernisation the final acceptance of the works by the Target Companies which shall be done without undue delay after final acceptance is recommended (Abnahmeempfehlung) by the consulting engineer Jappsen Ingenieure.

7.4.2    The “Official Acceptance” (behördliche Abnahme) in the meaning of this Agreement has occurred, or is deemed to have occurred, if

(a)	an official visit (behördliche Begehung/Bauzustandsbesichtigung) has been carried out by the competent authorities in relation to the Fire Protection Concept, and

(b)	either

(i)
the competent authority has issued a compliance certificate (such as a compliance certificate pursuant to sec. 74 para. 3 Hessian Building Code (HBO) as referred to in sec. 2 para. 5 of the Public Law Agreement) confirming completion of the Fire Protection Concept (possibly including Construction Works taken in deviation of the initially agreed concept), or

(ii)
(1) the competent authority has issued a decree (Bescheid) enumerating certain outstanding items (the “Snagging Items”) to be done for it issuing a compliance certificate pursuant to no. (i) above in relation to the Fire Protection Concept (items required by the authority which are (a) based on changes of law or applicable regulations after Closing or (b) caused by action taken by the Target Companies after Closing outside the implementation of the Fire Protection Concept shall be disregarded), and then (2) respective further Construction Works have thereupon been carried out to complete the Snagging Items pursuant to clause 7.3, and then (3) the sufficient completion of the Snagging Items pursuant to no. (1) above has been confirmed by the authority in compliance with the decree, or Deemed Official Acceptance occurred pursuant to clauses 7.4.3 and 7.5.

7.4.3    If after the issuance of a decree (Bescheid) enumerating the Snagging Items for the Fire Protection Concept referred to in clause 7.4.2(b) above the subsequent confirmation of the authority regarding the completion of the Snagging Items pursuant to clause 7.4.2(b)(ii)(3) shall not have been received despite (i) the Snagging Items being completed (and such completion being confirmed by the relevant Project Manager and Aecom) and (ii) such completion being notified to the competent authority and (iii) the laps of 6 months after such notification to the competent authority, the Parties shall initiate the proceedings set forth in clause 7.5 below for determining with binding effect between them whether the Snagging Items have been completed and, therefore, the Official Acceptance is deemed to have occurred.
7.4.4    “Remaining Defects” for the purpose of this clause 7 means all defects in relation to the Tenant Fit-Out Bundesbank that have legitimately been complained about (berechtigterweise gerügt) by the tenant Deutsche Bundesbank at the time of handover (Übergabe) of the rental spaces referred to under clauses 1.2.1, 1.2.2, 1.2.3 and 1.2.4 of the Bundesbank Lease and have, thereupon, been listed in the respective handover protocol (Übergabeprotokoll) executed pursuant to clause 3.2 of the Bundesbank Lease on the occasion of the relevant handover and in the presence of representatives of the Sellers and the Project Manager. If the Parties are in dispute on whether or not a defect has legitimately been complained about by Deutsche Bundesbank, each of them may initiate the proceedings set forth in clause 7.5 below for determining this with binding effect between them.
7.4.5    The Purchasers shall ensure that the Sellers and their advisors (such as, for instance, technical experts) receive, after the Closing Date, all information and documentation required by them for the purposes of the Sellers complying with their obligations or exercising their rights under this clause 7, provided that the Purchasers or the Target Companies have that information available and at hand.

7.5	Compliance review proceedings to determine deemed Completion
7.5.1    The proceedings referred to in clauses 7.4.2 through 7.4.4 above shall be implemented as follows and if necessary repeated until all issues which shall be confirmed in these proceedings have been settled:

(a)
Within two weeks upon the written request of a Party to implement these proceedings in any of the cases pursuant to clauses 7.4.2 through 7.4.4, as applicable, the Parties and the relevant Project Manager shall meet with each other and Technical Expert in the Trianon Highrise in order to agree in good faith on a list with the outstanding measures and works to be taken to achieve completion of the relevant Construction Works including (if any) any Remaining Defects, and, if any, the time schedule for their completion. The Sellers shall then direct the relevant Project Manager to ensure completion of these works and shall instruct the relevant Project Manager to inform the Parties once in the relevant Project Manager’s view the works have been completed. Upon request by either Party, the Parties, the Project Manager and Technical Expert shall meet again as set out in sentence 1 to confirm completion.

(b)
If and to the extent that the Parties have within one month after their first meeting referred to in lit. (a) above still not found agreement on the issues reviewed by them, each Party may instruct Technical Expert to prepare on behalf of all Parties a written expert's opinion (Schiedsgutachten) within thirty (30) Business Days after his/her instruction. This expert’s opinion shall, with binding effect for the Parties, determine in the reasonable view of the expert, as the case may be, (i) whether in relation to the Snagging Items under dispute the respective pre-requisites for the competent authority (if acting reasonably and in line with past practice) issuing a decree pursuant to clause 7.4.2(b)(ii)(3) above have been achieved (“Deemed Official Acceptance”), and/or (ii) the Construction Works taken for the Tenant Fit-Out Bundesbank comply with the respective provisions of the Bundesbank Lease and therefore have to be accepted by Bundesbank. The expert shall specify the grounds for his/her decision with respect to all points of contention between the Sellers and the Purchasers. Clauses 6.4.4 and 6.4.5 shall apply mutatis mutandis.

If and to the extent that during the proceedings referred to in clauses 7.4.2 through 7.4.4 above the matter is solved by site visits or decrees of competent authorities, agreements with Deutsche Bundesbank, etc., the proceedings shall insofar be terminated and, from then on, solely the action/measures ordered by the competent authorities or, as the case may be, the respective confirmation from Bundesbank shall be relevant.
7.5.2    Prior to the Closing the Parties shall agree on two technical experts ("Technical Expert") and which of them shall be the first and which of them shall be the second choice. If the Parties cannot agree on a Technical Expert by the Closing Date, clause 6.4.3 shall apply mutatis mutandis whereas the president of the Chamber of Commerce (IHK) in Frankfurt am Main shall appoint the Technical Expert.

7.6	Payment of compensation claims
7.6.1    Any amount to be “paid” by the Sellers pursuant to clause 7.2 shall be paid

(a)	as further set out in clause 7.6.3 and the Escrow Rules, from the relevant Construction Cost Escrow as long as the respective Construction Cost Escrow has not been used up or released; and

(b)
if and to the extent the overall amount payable by the Sellers under clause 7.2 exceeds the initial amount set out for the respective Construction Cost Escrow in clause 5.6.1, by respective payment by the Sellers pursuant to clause 7.6.2 and 7.6.3.

7.6.2    Any direct payment by the Sellers as per clause 7.6.1(b) shall be made every month in arrears.
7.6.3    For purposes of initiating the payments pursuant to clauses 7.6.1 and 7.6.2 the following shall apply:

(a)
The relevant Project Manager or the Purchasers will forward a copy of the respective invoice to the Sellers. The relevant invoice shall have been approved by a Project Manager or another expert (architect, etc.) being engaged by both Parties for reviewing the invoice. The relevant Construction Compensation Amount shall be paid upon the relevant claim becoming due. The payment of the respective amount shall be made directly to the respective third party.

(b)
The relevant invoices with VAT shall be paid in full without deduction of the VAT amount. The amount of VAT that shall not be compensated hereunder shall then be paid by the Purchasers or the Target Companies into the relevant Construction Cost Escrow.

(c)
For the avoidance of doubt, if the Target Companies are entitled to withholdings (Sicherungseinbehalte or the like), then the relevant invoice shall be paid without that withholding. Any such withheld amount shall be released from the respective Construction Cost Escrow to the respective Target Company.

(d)
As long as clause 7.6.1(a) applies, the Notary is herewith instructed to release funds from the Construction Cost Escrows only as provided in the joint written instruction by all Parties to the Notary, which the Parties undertake to give in line with this clause 7.6. The payment instruction shall in each case specify (i) the relevant Construction Cost Escrow from which the funds are to be released, (ii) the amount to be released and (iii) the details of the bank account (including the account holder) to which the payment is to be made. If the Parties instruct the Notary to release funds from a Construction Cost Escrow to a third party, the Notary shall pay the respective amount directly to that third party.

7.6.4    Any payment of a compensation amount shall be considered by the Parties as a reduction of the Purchase Price for tax purposes. The total amount of each payment shall be allocated (i) to the Purchase Prices to be paid by Seller 1 and payable by Seller 1 at 50%, and (ii) to the Purchase Prices to be paid by Seller 2 and payable by Seller 2 at 50%.
7.6.5    Any compensation claims pursuant to clause 7.2 becomes time-barred one year after the statutory commencement (gesetzlicher Verjährungsbeginn) pursuant to section 199 para. (1) BGB, i.e. commencement is the end of the year in which the relevant compensation claim came into existence.

7.7	Construction Cost Escrows
7.7.1    The Fire Protection Escrow, the Buba Fit-out Escrow and the Other Construction Costs Escrow (together the “Construction Cost Escrows” and each a "Construction Cost Escrow")) shall be administered pursuant to the Escrow Rules and shall serve as the Purchasers’ security with respect to the relevant claims of the Purchasers pursuant to clause 7.2, i.e.

(a)
the Fire Protection Escrow shall secure the Purchasers’ claims pursuant to clause 7.2 to the extent they relate to the implementation of the Fire Protection Concept and the monitoring of the Construction Works pursuant to clause 7.2.1 (ii),

(b)
the Buba Fit-out Escrow shall secure the Purchasers’ claims pursuant to clause 7.2 to the extent they relate to the Tenant Fit-Out Bundesbank including the claim for compensation of any rent reductions by Deutsche Bundesbank pursuant to clause 7.2.1 (iii), and

(c)	the Other Construction Costs Escrow shall secure the Purchasers’ claims pursuant to clause 7.2 to the extent they relate to the implementation of the Elevator Modernisation, in each case (i) unless such claims are eligible for reimbursement under the Reimbursement Claims, (ii) including any VAT compensation amounts pursuant to clause 7.2.4 and (iii) including any claims associated with the secured claims in case of default (Verzugsschaden) or breach by the Sellers of any obligation under this clause 7.
7.7.2    Monies on the Construction Cost Escrows shall (unless otherwise agreed in clause 7.6.3) be paid out as follows:
Only as provided in the joint written instruction by all Parties to the Notary, which the Parties herewith undertake to give in line with the following provisions:

(a)	Regularly pursuant to clause 7.6.1(a);

(b)
(i) An amount equal to the remainder of the funds on the Fire Protection Escrow less the Anticipated Outstanding Costs within one week after Completion of the Construction Works for the Fire Protection Concept has occurred, and (ii) the remaining part of the funds on the Fire Protection Escrow within one week after all respective invoices have been paid; “Anticipated Outstanding Costs” means two times the costs reasonably estimated by the Project Manager or, in case of the proceedings pursuant to clause 7.5, the appointed expert, to still be paid by the Sellers under this clause 7 in relation to the Fire Protection Concept;

(c)
The remainder of the funds on the Buba Fit-out Escrow to the Sellers within 10 (ten) Business Days after Completion of the Construction Works for the Tenant Fit-Out Bundesbank has occurred and the Remaining Defects have been remediated and the respective invoices have been paid, in each case less any amount that has been withheld from any contractor's invoice; and

(d)
The remainder of the funds on the Other Construction Costs Escrow to the Sellers within 10 (ten) Business Days after Completion of the Construction Works for the Elevator Modernisation has occurred and the Remaining Defects have been remediated and the respective invoices have been paid, in each case less any amount that has been withheld from any contractor's invoice.

8.    SELLERS’ GUARANTEES; NO OTHER REMEDIES

8.1	Form and Scope of Seller’s Guarantees
8.1.1    The Sellers hereby guarantee to the Purchasers, subject to the requirements and limitations provided for in clauses 8 and 9 below, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of sec. 311 para. 1 BGB that the statements made in clause 8.2 are correct on the Signing Date or such other date explicitly so provided in clause 8.2.
8.1.2    The Sellers and the Purchasers agree and explicitly confirm that the guarantees in clause 8.2 shall be qualified and construed as neither quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sec. 443, 444 BGB nor quality agreements (Beschaffenheitsvereinbarungen) within the meaning of sec. 434 para. 1 sentence 1 BGB and that sec. 444 BGB shall not and does not apply to the guarantees contained herein.

8.2	Sellers’ Guarantees
8.2.1    Corporate Matters

(a)
The statements made in clause 1.1 and 1.2 regarding the Target Companies and the Sold Shares are correct on the Closing Date. The Target Companies have been duly established under German law and are, on the Signing Date and the Closing Date, validly existing. At the Closing Date, the Sellers are fully authorised to dispose of the Sold Shares. At the Closing Date, the Sold

Shares are fully paid in and have not been repaid, neither in whole nor in part.

(b)
The excerpts from the commercial register as well as the articles of association of the Target Companies attached hereto in Annex 8.2.1(b) are true and correct, and all facts that can be registered in the commercial register are actually registered in the commercial register excerpts attached hereto as Annex 8.2.1(b). No resolutions which change the terms of the Target Companies’ articles of association as attached hereto in Annex 8.2.1(b) have been passed. As of the Closing Date, there are no other agreements (e.g. shareholder agreements) that could confer rights and obligations in relation to the Sold Shares in the Target Companies onto the Purchasers.

(c)
The Sold Shares are on the Closing Date free from any encumbrances or other rights of third parties, except for encumbrances granted with the consent of the Purchasers or to be released pursuant to this Agreement. There are, on the Closing Date, neither pre-emptive rights or other rights of third parties to acquire the Sold Shares.

(d)
On the Signing Date and the Closing Date, no insolvency proceedings concerning the Target Companies have been applied for by the Target Companies. To the Sellers’ Knowledge, (i) no third party application for insolvency proceedings in relation to the Target Companies’ assets were filed and (ii) no circumstances exist which could justify an application for insolvency proceedings concerning the assets of the Target Companies.

(e)
At the Closing Date, the Target Companies do not hold any interest in any other entity, have no other branch or businesses and are not party to any enterprise agreement within the meaning of sec. 291 subseq. AktG. At the Closing Date, the Target Companies are not obliged to acquire or dispose of (i) interest in any other entity or (ii) real property including the Real Property. There are no profit participation rights or silent partnerships etc. in relation to the Target Companies. There will be no pending liability (Nachhaftung) from previous enterprise agreements or business acquisitions agreements.

(f)
The balance sheets of the Target Companies for the fiscal year 2014 include all of the Target Companies’ liabilities in the meaning of clause 4.2.1(c)(i) that were existing and outstanding on 31 December 2014 and that are required to be included in such balance sheets under German GAAP.

(g)
The audited financial statements of PropCo as of 31 December 2014 (i) have been prepared in compliance with the German GAAP, (ii) correctly reflect the state of affairs and the financial and income situation of the relevant

Target Company as per the respective date. There are no contingent liabilities relations as defined in section 251 HGB that – to the extent that they are not to be entered on the liabilities side of the balance sheet – are not disclosed in the notes to the financial statements as of 31 December 2014.

(h)
Taking into consideration the purpose for which they were produced, the management accounts of the Target Companies are prepared in a manner materially consistent with the audited financial statements and present, with reasonable accuracy, the financial position of the Target Companies.

(i)	The Closing Date Accounts will include all of the Target Companies’ liabilities in the meaning of clause 4.2.1(c)(i) that will exist and are outstanding on the Closing Date.

(j)
Each of the Target Companies is in the possession of sufficient documents required to determine VAT adjustments pursuant to section 15a German VAT Act (including but not limited to a documentation in line with section 15a 12 VAT Application Decree (Umsatzsteueranwendungserlass) in respect to any input VAT related invoices issued to the Target Companies before the Signing Date.

(k)
At the Closing Date, there are no outstanding claims of the Sellers and their Affiliates (other than the Target Companies) against the Target Companies which will not be included in the Closing Date Accounts.

8.2.2    Real Property

(a)	On the Signing Date and the Closing Date, the Real Property is owned (Eigentum), or held on the basis of a ground lease (Erbbaurecht), by the PropCo as set out in Annex 1.3.1.

(b)
On the Signing Date and the Closing Date, except as apparent from the land register extracts and other documents attached hereto as Annex 1.3.1, no other encumbrances of the Real Property are registered in the land register or the building encumbrances register (Baulastenverzeichnis). No disposals (Verfügungen) over the Real Property have been made by the PropCo and no further entries in the building encumbrances register have been consented to and/or applied for by PropCo and PropCo is not obliged to consent to or make such disposals or consent to or apply for such entries. To the Sellers’ Knowledge, no old easements (altrechliche Beschränkungen und Belastungen) exist that are not registered in the land register. The Sellers are not aware of any process to change the registered encumbrances of the Real Property initiated by a third party.

(c)
Other than in relation to the Fire Protection Concept, PropCo has not received written official notices from the public building authority or any other public authority which are still outstanding and expressly request for a specific case the removal of contamination, the material reconstruction or the material modification of the Real Property or the material change of use of the Real Property.

(d)
Except as set out in Annex 8.2.2(d), no public subsidies have been granted with respect to the Real Property, and no restrictions are applicable based on any such public subsidies with respect to the Real Property. To the Sellers’ Knowledge no subsidy is subject to a reclaim by the granting authority.

(e)
To the Sellers’ Knowledge, there is no Environmental Damage contained in the Real Property that requires removal under statutory law. "Environmental Damage" within the meaning of this Agreement means damage as defined in the German Environmental Damage Act (Umweltschadensgesetz) and any other contamination or pollution of the soil, soil air, leachate, ground water or any surface water, harmful substances on or in buildings or other structures (e.g. asbestos), any underground structures or technical facilities or any parts thereof, warfare agents or any substances that are (either as part of the soil or isolated thereof) waste under the German Waste Act (Bundesabfallgesetz). This shall include, without limitation, any contamination of the soil, any residual pollution as defined in section 2 of the Federal Soil Protection Act (Bundesbodenschutzgesetz). On the Closing Date, the Sellers have not caused, or allowed to be caused, any Environmental Damage.

(f)
Except for the neighbour agreements which have been disclosed, no neighbour agreements exist to which the Target Companies are parties. The Sellers are not aware of any other neighbour agreements pertaining to the Real Property.

(g)
Except for the public law agreements which have been disclosed, no public law agreements exist to which the Target Companies are parties. The Sellers are not aware of any other public law agreements pertaining to the Real Property.

(h)	To the Sellers' Knowledge the building permits and other material permits required for the construction and use of the buildings on the Real Property have been granted and not revoked.

To the Sellers' Knowledge and except for the fire life safety deficiencies as described in the Fire Protection Concept, the buildings on the Real Property materially comply with the relevant requirements under public building law.
8.2.3    Lease Agreements

(a)
Annex 8.2.3(a) contains a correct and complete list of all lease agreements and amendments to such lease agreements existing as of the Signing Date with respect to the Real Property (each of them a “Lease”, together the “Lease Agreements”). No oral or written side agreements to a Lease exist other than contained in Annex 8.2.3(a). To the Seller’s Knowledge, there is no material breach of obligations by the landlord under a Lease, it being understood that any obligations of the Sellers in relation to the Construction Works shall solely be governed by clause 7.

(b)	Annex 8.2.3(b) contains a correct and complete list of all rent securities provided by the tenants under a Lease.

(c)	Annex 8.2.3(c) contains a correct and complete list of all payments that have been received by the Target Companies from tenants under a Lease from January 2015 up to May 2015.

(d)
No anticipatory disposals of rent and/or service charges (except for service charge prepayments) have been made which would have an effect on PropCo beyond the Closing Date, except for such disposals in connection with the Helaba Loan Agreement.

(e)
Except as disclosed in Annex 8.2.3(e), no tenant under a Lease has up to the Signing Date given written notice of termination of a Lease, and no such termination has been announced by tenants in writing.

(f)
Except as disclosed in Annex 8.2.3(f), no advance payments of rent have been received by PropCo from a tenant under a Lease, no rent or other payments from tenants under a Lease are outstanding or under reservation, and none of the lessees under the Lease Agreements is asserting or threatening to assert any claim for reduction in rent in writing.

(g)	On the Closing Date any incentives promised to tenants under the Lease Agreements which are due and payable prior to the Closing Date are discharged in full.
8.2.4    Contracts

(a)	Annex 8.2.4(a) contains a list of all contracts between third parties and one of the Target Companies (excluding utilities contracts and utility related services contracts) that (i) oblige the respective Target Company to pay a fee or other remuneration of more than EUR 20,000 p. a. and (ii) have a minimum term of more than 12 (twelve) months and (iii) can only be terminated by the respective Target Company with notice of more than 3 (three) months or only upon payment of a break fee.

(b)
There are no loan agreements to which the Target Companies are parties (with the exception of the Helaba Loan Agreement and over-drafts granted in the ordinary course of business by the banks where the Target Companies maintain their accounts).

(c)	At the Closing Date, PropCo is not in any breach of any contractual provision under the Helaba Loan and there is no default or a technical “Event of Default” outstanding.
8.2.5    Employment Matters
On the Closing Date, the Target Companies do not have any employees and have not had any employees for the preceding five years. There are no employment or pension liabilities which would, as a result of the consummation of this Agreement, transfer to the Purchasers.
8.2.6    Litigation
Except as set out in Annex 8.2.6, the Target Companies are not party to (i) any pending (rechtshängig) law suits before a court of justice or (ii) any official proceedings with authorities (other than in relation to the Fire Protection Concept), and no such law suit or official proceeding is threatened in writing to be filed against the Target Companies.
8.2.7    Miscellaneous

(a)	Annex 8.2.7(a) contains a complete list of the Target Companies’ bank accounts.

(b)
PropCo is registered in the register of the DPMA (Deutsches Marken- und Patentamt) as holder of the trademark “Trianon”. PropCo is further registered as holder of the domains of their current websites www.trianon-frankfurt.de and www.trianon-frankfurt.com.

(c)	The existing insurance has never rejected any settlement of a secured event because of the existing fire protection deficiencies and the ongoing implementation of the Fire Protection Concept.

8.3	No other Remedies of the Purchasers
8.3.1    The Purchasers explicitly acknowledge to purchase and acquire the Sold Shares and – thereby indirectly – the Real Property in the condition they are in on the Closing Date (clause 5.3 remains unaffected), based upon their own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon their own inspection, examination and determination without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers except for the guarantees explicitly given by the Sellers under this Agreement. The Sellers shall only be liable for any deterioration of the Real Property until the Closing Date if so set out in this Agreement.
8.3.2    Without limiting the generality of the foregoing and the guarantees explicitly given herein, the Purchasers acknowledge that the Sellers make no representation, or warranty or guarantee with respect to

(a)	the environmental and technical status of the Real Property,

(b)
the accuracy and completeness of the information, documents and records received by the Purchasers from the Sellers or third parties prior to the conclusion of this Agreement (including the information made available in the Q&A process and the electronic data room operated by Imprima (the “Data Room”) except as agreed in clause 8.3.3, or

(c)	any tax matter, except as otherwise provided for in this Agreement.
8.3.3    The Sellers represent with respect to the Sellers' Guarantees under clause 8.2 and any warranty, indemnity, representation or undertaking pursuant to clause 10 that they have disclosed to the Purchasers upon due and careful enquiry of its personnel tasked with the management of the Real Property or the Target Companies, asset managers, property managers and the Project Managers (in particular in relation to the implementation of the Fire Protection Concept) all information that in such a manner that a reasonable buyer would be in a position to make a reasonable informed assessment of the fact, matter or other information and that the Sellers have not put any information in the Data Room in a misleading manner, for example (without limitation) information which the Sellers in each case know is in material respects wrong or inaccurate or incorrectly placed in the Data Room, in each case if the information thereby is misleading.

8.4	Sellers’ Knowledge
In this Agreement, the knowledge or awareness of the Sellers (the “Sellers’ Knowledge”) shall solely encompass the actual knowledge (positive Kenntnis) of the individuals listed in Annex 8.4 as of the Signing Date. For the avoidance of doubt, to the extent Annex 8.4 includes persons that are not employed by the Sellers, their knowledge shall only be attributed to the Sellers where a guarantee pursuant to clause 8.2 explicitly refers to the “Sellers’ Knowledge”, but not for any other purpose.
9.    REMEDIES FOR BREACH OF SELLERS’ GUARANTEES

9.1	General/Recoverable Damages
9.1.1    Without prejudice to clause 1.5.4, for the avoidance of doubt, where reference is made to the Sellers in this clause 9 this shall only pertain to the Seller(s) concerned pursuant to clause 1.5 of this Agreement.
9.1.2    In the event of any breach or non-fulfilment by the Sellers of any of the guarantees pursuant to clause 8.2, the Purchasers may claim for monetary damages (Schadenersatz in Geld), provided, however, that such damages shall only cover actual damages incurred by the Purchasers, but shall not cover consequential damages (Folgeschäden) and loss of profits (entgangener Gewinn). For the avoidance of doubt the Parties agree that acutal damages on the level of the Target Companies also qualify as actual damages incurred by the Purchasers, i.e. the fact that the damage is incurred at the level of the Target Companies and not on the level of the Purchasers does not qualify these damages as consequential. The Target Companies and the Purchasers are treated as one in that respect. The Parties furthermore agree that any loss of rental income of the Target Companies, whether consequential or not, shall entitle the Purchasers to monetary damages.
9.1.3    The Sellers shall not be liable for, and the Purchasers shall not be entitled to claim for, any damages of the Purchasers under or in connection with this Agreement if and to the extent that the matter to which the claim relates is included as liability, provision, or asset correction (aktivistische Wertberichtigung) in the Closing Date Accounts and thus properly reflected in the Purchase Prices.

9.2	De Minimis Amount; Threshold
The Purchasers shall only be entitled to any claims under clauses 8 and 9 to the extent each individual claim exceeds an amount of EUR 30,000 (the “De Minimis Amount”) and the aggregate amount of all such individual claims exceeds EUR 200,000 (the “Threshold”). In case the De Minimis Amount and the Threshold are exceeded, the Purchasers can claim the full damages and not only the excess. The De Minimis Amount and the Threshold shall not apply where a guarantee given by the Seller was incomplete or incorrect due to the Seller’s intentional conduct (vorsätzliches Verhalten).

9.3	Overall Scope of Sellers’ Liability
Given the protection the Purchasers have obtained under the W&I Insurance, the Sellers’ aggregate liability under clauses 8 and 9 shall be limited to an amount equalling for each Seller an amount of EUR 375,000 (i.e. for both Sellers together EUR 750,000) (the “Liability Caps”).
The Liability Caps shall not apply to the obligation of the Sellers to transfer the Sold Shares, i.e. to convey ownership to these Sold Shares to the Purchaser, the Sellers' obligations under Clause 19 and/or a breach of any of the guarantees set forth in clauses 8.2.1(a), 8.2.1(c), 8.2.2(a) and 8.2.2(b). Amounts recoverable under the W&I Insurance reduce the liability of the Sellers for damages that do not fall under the Liability Caps. The overall liability of the Sellers under this Agreement shall in no event exceed EUR 20,000,000 per Seller. The relevant liability cap shall not apply where a guarantee given by the respective Seller was incomplete or incorrect due to the Seller’s intentional conduct (vorsätzliches Verhalten).

9.4	Exclusion of Claims due to Purchasers’ Knowledge
9.4.1    The Purchasers shall not be entitled to bring any claim under clauses 8 and 9 if the underlying facts or circumstances on which the claim is based were

(a)
Fairly disclosed in the Data Room prior to 9 June 2015 (the “Cut-Off-Date”), the Q&A process, this Agreement or an Annex to it. Documents made available in the Data Room shall only be (fairly) disclosed in the meaning of the preceding sentence if they (i) have been made available in a section of the Data Room that relates to the context of the information and in such a manner that on a review of the document, a reasonable buyer would be in a position to make a reasonable informed assessment of the fact, matter or other information, or (ii) have actually been reviewed by a person of the Purchaser’s team that is competent for that context; or

(b)	identifiable (erkennbar) during the site visits that the Purchasers were allowed to undertake with their service providers or investors; or

(c)
known by the Purchasers on the Signing Date, it being confirmed by the Purchasers that they had been given the opportunity to a full due diligence with regard to the Target Companies (based on the information provided in the Data Room) and its matters (incl. the Real Property).

However, this clause 9.4.1 shall not apply to a breach of any of the guarantees set forth in clauses 8.2.1(a), 8.2.1(c) and 8.2.2(a), i.e. these guarantees are given regardless of any knowledge of the Purchasers, provided that this shall not apply to the content of any ground lease agreements made available in the Data Room, which shall be deemed known to the Purchasers.
9.4.2    The information provided to the Purchasers in the Data Room and the Q&A process up to the Cut-Off-Date have been saved on a USB-Stick, one copy of which was handed over to Seller 1, Seller 2, the Purchasers and the Notary together with a letter of the Data Room Provider confirming that the USB-Stick contains an identical copy of the information provided in the Data Room as of the Cut-Off-Date. The Parties will review and sign-off the USB-Stick within 5 Business Days after the Signing Date. If no objections have been raised by either party within the aforementioned 5-Business Day-Period, the Notary will take his copy of the USB-Stick into custody until 31 December 2020. The Notary shall only release the USB-Stick upon request of all Parties, but each Party may at its own costs request at any time before copies of such USB-Stick.
9.4.3    In this Agreement, the knowledge of the Purchasers’ shall solely encompass the actual knowledge (positive Kenntnis) of the individuals listed in Annex 9.4.3 as of the Signing Date. For the avoidance of doubt, to the extent Annex 9.4.3 includes persons that are not employed by the Purchasers, their knowledge shall only be attributed to the Purchasers where a Purchaser’s guarantee refers to the “Purchasers’ Knowledge”, but not for any other purpose.

9.5	(intentionally left blank)

9.6	Mitigation
Sec. 254 BGB shall remain unaffected.

9.7	Limitation Periods
9.7.1    All claims of the Purchasers for any breach by the Sellers of clauses 8.2 and any other breach of this Agreement by the Sellers made prior to the Closing Date shall become time-barred (verjähren) eighteen (18) months after the Closing Date.
9.7.2    Clause 9.7.1 shall not apply in case of the Sellers’ intentional conduct (vorsätzliches Verhalten); claims based thereon shall become time-barred (verjähren) in accordance with the statutory rules pursuant to Secs. 194 et seqq. of the BGB.

9.8	Exclusion of Further Remedies
To the extent permitted by law, any further claims and remedies of the Purchasers (including all withdrawal rights) other than explicitly provided for in this Agreement (including breaches of this Agreement after the Signing Date), are hereby expressly waived and excluded, unless such claim is based on wilful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Sellers.

9.9	Security for Purchasers’ Claims
The Purchasers intend to sign, for protecting certain of their claims under this Agreement, the buy-side warranty and indemnity insurance contract attached hereto as Annex 9.9 (the “W&I Insurance”).
10.    TAX

10.1	Definitions
For the purposes of this Agreement
"Pre-Closing Date Period" means any time period ending on or before the Effective Time.
"Pre-Closing Date Tax" means any Tax attributable to the Pre-Closing Date Period, and, for the avoidance of doubt, the obligation to repay or correct input VAT (with respect to input VAT claimed prior to the Closing Date) pursuant to section 15a German VAT Act provided the facts (e.g. entering into a lease agreement without any VAT option) which triggered such repayment occurred on or prior to the Closing Date (irrespective of whether the input VAT correction has to be made prior or after the Closing Date). For purposes of calculating Pre-Closing Date Taxes attributable to a time period (e.g. a fiscal year (Wirtschaftsjahr) or a calendar year) starting before and ending after the Closing Date any such time period will be deemed to have ended on the day prior to the Closing Date.
“Pre-Closing Date Tax Refund” means any Tax Refund attributable to the Pre-Closing Date Period. For purposes of calculating Pre-Closing Date Tax Refunds attributable to a time period (e.g. a fiscal year (Wirtschaftsjahr) or a calendar year) starting before and ending after the Closing Date any such time period will be deemed to have ended on the day prior to the Closing Date.
"Relevant Tax Proceeding" means any Tax Proceeding (i) relating fully or partly to Pre-Closing Date Taxes or Pre-Closing Date Periods or (ii) which could give rise to rights or obligations of any party to this Agreement under this clause 10.
"Tax" means (i) any tax and ancillary charges (Steuer und steuerliche Nebenleistugen; for the avoidance of doubt including but not limited to interest and penalties) within the meaning of Section 3 of the German Tax Code (AO) or any equivalent tax under the laws of any other jurisdiction, including, but not limited to (ii) any taxes to be withheld or paid for the account of a third party (Steuerabzugsbeträge), such as (in particular but not limited to) capital withholding or wage taxes (Kapitalertrag- und Lohnsteuer) and any taxes imposed as a secondary liability (Steuerhaftungsbeträge), (iii) employer's social security contributions (Sozialversicherungsbeiträge), (iv) real estate transfer taxes (Grunderwerbsteuer), or (v) subsidies (Beihilfen) but excluding in any case, for the avoidance of doubt, deferred taxes.
"Tax Asset" means any Tax Refund and Tax Credit.

"Tax Authority" means any competent German or non-German authority responsible for the collection, audit or assessment of Taxes or for the assessment of the Tax base or elements thereof.
"Tax Credit" means an amount of money which could be subtracted from the amount of Tax owed to a Tax Authority.
"Tax Proceeding" means any administrative and judicial proceeding or action relating to Taxes including preparatory measures e.g. preparation of Tax Returns, Tax assessments, Tax audits, objections, appeals, meeting and correspondence with any Tax Authority and courts.
"Tax Refund" means any actually received repayment of any Tax (including – but not limited to – by way of set-off or deduction) and any other claim for a Tax payment from the Tax Authority.
"Tax Return" means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto.

10.2	Tax Indemnification
10.2.1    Subject to the limitations and modifications under clause 1.5.1, the Sellers shall pay to the Purchasers an amount equal to any Pre-Closing Date Tax payable by any of the Target Companies after the Effective Time provided and only to the extent that

(a)	the Pre-Closing Date Tax has not been paid before the Effective Time; and

(b)	the Pre-Closing Date Tax did not reduce the Purchase Price in accordance with clauses 4.1, 4.2.1 or 4.2.4; and

(c)	the Pre-Closing Date Taxes could not be reduced by Tax losses stemming from the Pre-Closing Date Period; and

(d)
the Pre-Closing Date Tax is not caused by a measure initiated or executed by the Purchasers or – after the Closing Date – by any of the Target Companies unless such measure is mandatorily required by applicable law or a compulsory consequence of an action of the Target Companies made on or prior to Closing; and

(e)
none of the Target Companies has effectively recovered any Pre-Closing Date Tax from a party other than a Target Company however (i) without any obligation to litigate against such party unless the Sellers bear the costs of such litigation and (ii) with the obligation to assign – to the extent legally possible – any such claim not yet effectively recovered to the Sellers; and

(f)
the Pre-Closing Date Tax does not correspond to or cannot be offset against a Tax Asset (other than the tax losses stipulated in clause 10.2.2) which can also arise at a different type of Tax and which is based on a circumstance having triggered the Pre-Closing Date Tax, including but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or transfer of Tax items from one entity to another entity any such reciprocal effects after the Effective Time shall (i) only be taken into account to the extent such reciprocal effect reduced the Taxes within five years after Closing and (ii) be discounted by a discount factor of 4.0% over the periods after the Closing Date that such reciprocal effects extents whereby the discount period starts at the date when the claim under this clause 10.2.1 is made by the Purchasers.

10.2.2    The Sellers expect that as of 31 December 2014 the declared (erklärte) tax loss carryforward (Verlustvortrag) for corporate income tax (Körperschaftsteuer) purposes of PropCo pursuant to sec. 8 para. 1 of the German Corporate Tax Act (Körperschaftsteuergesetz) in connection with sec. 10d para. 4 of the German Income Tax Act (Einkommensteuergesetz) amounts to at least EUR 22,000,000 (“Expected CIT LCF”) and the declared (erklärte) loss carryforward (Verlustvortrag) for trade tax purposes (Gewerbesteuer) purposes of PropCo pursuant to section 10a sentence 6 of the German Trade Tax Act (Gewerbesteuergesetz) to at least EUR 19,500,000 (“Expected TT LCF”). Subject to the limitations and modifications under clause 1.5.1 and if and to the extent that

(a)
the corporate income tax assessment (Körperschaftsteuerbescheid) for the calendar year 2014 for the PropCo, the trade tax assessment (Gewerbesteuerbescheid) for the calendar year 2014 for the PropCo, the assessment of corporate income tax loss carryforward (Gesonderter Festellungsbescheid für den Körperschaftsteuerverlustvortrag) as of 31 December 2014 for the PropCo (“Actual CIT LCF Assessment”) and the assessment of trade tax loss carryforward (Gesonderter Festellungsbescheid für den Gewerbesteuerverlustvortrag) as of 31 December 2014 for the PropCo (“Actual TT LCF Assessment”) (i) have been assessed or amended and (ii) are not subject of a litigation proceeding (Einspruchs- oder Klageverfahren), and

(b)
the loss carryforward assessed (also by virtue of amendment) by the Actual CIT LCF Assessment (“Actual CIT LCF”) is – after any reduction of the Actual CIT LCF by a use of tax losses pursuant to clause 10.2.1 (c) of this Agreement - lower than the Expected CIT LCF or the loss carryforward assessed by the

Actual TT LCF Assessment (“Actual TT LCF”) is – after any reduction of the Actual TT LCF by a use of tax losses pursuant to clause 10.2.1 (c) of this Agreement - lower than the Expected TT LCF, and

(c)
the corporate income tax, solidarity surcharge (Solidaritätszuschlag) or the trade tax owed by PropCo and attributable to periods starting on or after the Closing Date and ending not later than eithteen (18) months after the Closing Date has been assessed higher than it would have been if the Actual CIT LCF – after any reduction of the Actual CIT LCF by a use of tax losses pursuant to clause 10.2.1 (c) of this Agreement - would not be lower than the Expected CIT LCF or the Actual TT LCF – after any reduction of the Actual TT LCF by a use of tax losses pursuant to clause 10.2.1 (c) of this Agreement - not lower than the Expected TT LCF (each of such a difference in respect of corporate income tax and solidarity surcharge the “CIT Leakage” and in respect of trade tax the “TT Leakage”), the Sellers shall pay to the Purchasers – subject to the limitations and modifications under clause 1.5.1 - an amount equal to a CIT Leakage or TT Leakage, as the case may be, provided that the respective CIT or TT Leakage is payable by PropCo to the tax authorities no later than eighteen (18) months after the Closing Date. If and to the extent that such a CIT Leakage or TT Leakage amount is refunded to the PropCo no later than eighteen (18) months after the Closing Date the Purchasers shall reimburse the corresponding amount actually paid by the Sellers to the Purchasers under this clause 10.2.2 to the Sellers. Any time limit of eighteen months in this clause 10.2.2 shall be extended to 36 (thirty six) months if and to the extent that a claim under this clause 10.2.2 shall become time-barred pursuant clause 10.7.2 only after 36 (thirty six) months. For the purposes of this clause 10.2.2 the Actual CIT LCF Assessment and the TT LCF Assessment shall deemed not to be subject of a litigation proceeding (Einspruchs- oder Klageverfahren) 34 (thirty four) months after the Closing Date. The Sellers shall not be liable under this clause 10 if and to the extent that the Actual CIT LCF or Actual TT LCF is reduced by a conversion of PropCo into a partnership or by any other reorganization of PropCo with tax effect on a date prior to 1 January 2015.

10.2.3    The Sellers hereby guarantee to the Purchasers by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of sec. 311 para. 1 BGB that the following statements are, correct:
The Target Companies have filed all tax returns to be filed when due (taking any extension of time into account) and have paid all Taxes when due (taking any extension of time into account).
The tax book value of the properties (Grundstücke, Grund und Boden and Gebäude) of PropCo as of 31 December 2014 amounts in the aggregate to at least EUR 450,000,000.

If and to the extent these guarantees are incorrect the Sellers will indemnify the Purchasers against any damages associated therewith. If and to the extent these guarantees are incorrect the Sellers shall – subject to the limitations and modifications under clause 1.5.1 – pay to the Purchasers an amount equal the Taxes which would not be triggered if and to the extent the guarantee would have been correct.
10.2.4    Any payment to be made by the Sellers pursuant to clauses 10.2.1 and 10.2.3 (“Indemnifiable Tax”) is due 10 (ten) Business Days after the Sellers have been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and have received a copy of the underlying Tax assessment or payment order and the bank account details of the competent Tax Authority, but in any case no later than 1 (one) Business Day before the date at which the Tax to be indemnified is due and payable to the Tax Authority.
On request of the Sellers the Purchasers shall procure that the respective Target Company makes its reasonable efforts to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung) or equivalent application in foreign jurisdiction provided that the Sellers undertake to reimburse any costs and all interest related thereto occurred by the respective Target Company relating to such deferred payment.

10.3	Understated Tax refund claims, overaccruals and over-indemnification
10.3.1    Subject to the limitations and modifications under clause 1.5.2, the Purchasers shall – unless and not to the extent that the amount has already excluded or reduced the indemnification pursuant to clause 10.2.1 – pay to the Sellers an amount equal to

(a)
any Pre-Closing Date Tax Refund actually received (including by way of deduction or set-off) by any Target Company after the Effective Time unless and not to the extent that the Pre-Closing Date Tax Refund has increased the Purchase Price in accordance with clauses 4.1 or 4.2; and

(b)
any accrual or liability in respect of a Pre-Closing Date Tax that has been dissolved or must have been dissolved under the respective German GAAP (other than for reasons of payment or discharging the related claim to such Tax) to the extent that the accrual or liability has reduced the Purchase Price in accordance with clause 4.1 or 4.2 but has not reduced Sellers’ payment obligation pursuant to clause 10.2.1 (“Overaccrual”); and

(c)	the Indemnifiable Tax paid by the Sellers to the Purchasers pursuant to Clause 10.2.1 to the extent that the relevant Tax is subsequently assessed at a lower amount (“Over-Indemnification”);
including all interest related thereto.

10.3.2    The Purchasers shall, and shall procure that the Target Companies shall, no later than 5 (five) Business Days notify the Sellers in writing (for the avoidance of doubt including by e-mail) about any Pre-Closing Date Tax Refund, Overaccrual and Over-Indemnification. The Sellers are entitled to appoint certified accounting firm at their own expense – to have the tax assessments regarding any Pre-Closing Date Tax Refund, Overaccrual and Over-Indemnification reviewed and to report the results to the Sellers. If the Sellers have reason to believe that there is a claim under this clause 10.3 and if the review discloses a breach of the obligation of the Purchasers under this clause 10.3.2 sentence 1 then the Purchasers shall bear the reasonable costs for the review and the report.
10.3.3    Any amount payable to the Sellers pursuant to this clause 10.3 shall be due and payable 10 (ten) Business Days after (i) the Pre-Closing Date Tax Refund has been actually refunded (including – but not limited to – by way of set-off or deduction) to the Purchasers or one of the Target Companies, (ii) any Overprovision has been or must have been dissolved according to German GAAP or (iii) any amended Tax assessment giving rise to the Over-Indemnification has become final and binding.

10.4	Tax Returns
10.4.1    In the period between the date hereof and the Closing Date, the Sellers will procure that (i) Tax Returns of the Target Companies shall be prepared and filed in a within the time limitation provided by law and (ii) all Taxes payable under such Tax Returns are paid within the time limitation provided by law.
10.4.2    The Sellers shall procure that the shares in the Target Companies are neither directly nor indirectly transferred during the time period between 31 December 2014 and the Closing Date in a manner which causes a forfeiture of Actual CIT LCF and Actual TT LCF in this time period pursuant to section 8c of the German Corporate Income Tax Act (Körperschaftsteuergesetz) unless a share transfer is agreed with the Purchasers. For the avoidance of doubt the Purchasers agreed to the sales and transfers of shares contemplated under this Agreement.
10.4.3    After the Closing Date, the Purchasers shall procure that the Target Companies prepare and file when due all their Tax Returns in line with past practice unless mandatory tax law provides otherwise. Any Tax Returns relating to any Relevant Tax Proceeding shall be subject to the review and written consent of Sellers. The Purchasers shall procure that no such Tax Return is submitted to any Tax Authority without written approval of the Sellers which shall not be unreasonably withheld. The Purchasers shall ensure that any Tax Return to be reviewed and approved by the Sellers will be sent to the Sellers not later than 30 (thirty) Business Days prior to the due filing date of the relevant Tax Return and that all Taxes payable under such Tax Returns shall be paid in a timely manner. The Sellers shall be deemed to have given their consent to any Tax Return furnished to them for review if and to the extent Sellers have not provided any comment or only unlawful comments with respect to the respective Tax Return to the Purchasers or the relevant Target Company within 20 (twenty) Business Days following the receipt (Zugang) of the respective Tax Return. Clause 10.5.4 shall apply correspondingly. The Target Companies may engage HauckSchuchardt for the preparation of the tax returns 2015 and release HauckSchuchardt in respect of Pre-Closing Date Taxes from any confidentiality obligation vis-à-vis the Sellers so that HauckSchuchardt can share any information for Pre-Closing Date Taxes with the Sellers. In the latter case the Sellers shall provide on reasonable request of the Purchasers or HauckSchuchardt information and documents that are in their possession.
10.4.4    The Purchasers shall procure that any conversion of any of the Target Companies into a partnership becomes tax effective only as of a date which occurs after the Closing Date.

10.5	Tax Proceedings after Closing
10.5.1    The Purchasers shall notify the Sellers of any announcement and commencement of any Relevant Tax Proceeding. The notification shall be made in writing (for the avoidance of doubt e.g. by e-mail) no later than 5 (five) Business Days after the Purchasers or any Target Company became aware of such event and shall include copies of any assessment, notice or other document received from any Tax Authority related to the respective Relevant Tax Proceeding.
10.5.2    The Purchasers shall, and shall procure that the relevant Target Company shall, (i) give the Sellers the opportunity to reasonably participate from the beginning on in all Relevant Tax Proceedings from their commencement onwards, (ii) upon the Sellers' request and at their own costs and risk, challenge and litigate any Tax assessment or other decision of any Tax Authority or court if and to the extent it is related to a Tax to be indemnified or a Tax Asset of the Seller and (iii) comply with any lawful instructions given by the Sellers in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above. If the Sellers elect by a written request to lead the Relevant Tax Proceedings through a professional German counsel (international law or accounting firm) of their choice and at their expense, then the Purchasers shall authorize, and shall cause the respective Target Companies to authorize, (by power-of-attorney) such a designated representative of the Sellers to represent the respective Target Companies in the Relevant Tax Proceeding and to release such representative from any confidentiality obligations in respect of the Relevant Tax Proceeding so that it can share any information in respect of the Relevant Tax Proceeding with the Sellers. In any case the Purchasers shall procure that after the Closing Date (i) no document or information related to Pre-Closing Date Taxes or Relevant Tax Proceedings is submitted to any Tax Authority or Court without the prior written consent of the Sellers, which shall not be unreasonably withheld, and that (ii) no Relevant Tax Proceeding is settled or becomes time-barred without the prior written consent of the Sellers.
10.5.3    For the avoidance of doubt, the rights of the Sellers and any of its representative pursuant to clause 10.5.2 shall be limited to the taxation of business transactions (Geschäftsvorfälle) occurred in a Pre-Closing Date Period for which the Sellers can be liable pursuant to clause 10.2. In any case the Sellers shall procure that after the Closing Date (i) no document or information related to solely to Taxes or Relevant Tax Proceedings after the Closing Date is submitted to any Tax Authority or Court without the prior written consent of the Purchasers, which shall not be unreasonably withheld, and that (ii) no Relevant Tax Proceeding relating to the calendar year in which Closing occurs is settled or becomes time-barred without the prior written consent of the Purchasers.
10.5.4    Subject to the limitation under clause 10.5.2, the Purchasers shall reasonably cooperate, and shall cause the Target Companies and their representatives to reasonably cooperate with the Sellers with respect to all Relevant Tax Proceedings. On request of the Sellers, the Purchasers shall in particular procure that the Sellers obtain any document or information which is required for the Seller to avoid or reduce any Tax which creates a liability under this clause 10, to protect a Tax Asset of one of the Sellers provided that the respective document or information is reasonable accessible for one of the Target Companies or the Purchasers or can be procured by them with reasonable efforts on the costs of the Sellers. Any reasonable out of pockets costs caused by such information procurement on request of the Sellers will be borne by Sellers. The Purchasers or the respective Target Company shall store all records, documents and information relating to Relevant Tax Proceedings until the expiration of any applicable statute of limitations.
10.5.5    On request and at the expense of Seller 1 the Purchasers shall procure that the Target Companies provide any information and document to Seller 1 required for US tax or accounting purposes not later than 30 Business Days after such a request. The Purchaser and/or the Target Companies are free to consult advisors, at reasonable costs to be borne by the Sellers, bound by professional obligations of confidentiality in the context of fulfilling any of its obligations under this clause 10.5.5.

10.6	Non-compliance of Purchasers
If and to the extent the Purchasers materially fail to comply with an obligations under this clause 10 or if and to the extent the Purchasers or – after Closing – a Target Company materially breach an obligation to mitigate damages in accordance with sec. 254 BGB, the Sellers shall not be liable under this clause 10 provided that such failure or breach caused the relevant claim against the Sellers. If the Purchasers

(i)	do not timely file an objection against a Tax assessment or a court decision and therefore such a Tax assessment or court decision becomes finally binding; or

(ii)	or – after the Closing Date – the Target Companies settle a Tax matter without the prior written consent of the Sellers, any Tax caused by such binding Tax assessment or court decision or by the settlement shall be deemed to be caused by a non-compliance with the obligations under clause 10.

10.7	Limitations
10.7.1    The aggregate liability of the Sellers for any claim of the Purchasers under this clause 10 is defined in clause 9.3 and is increased by any Tax Refund actually received by the Sellers from the Purchasers.
10.7.2    Any claim under this clause 10 (including for the avoidance of doubt also any claim pursuant to clause 10.2.2) shall become time-barred (verjähren) the earlier of (i) six (6) months after the relevant Tax assessment became binding and non-amendable (taking into account any suspension provision (Anlauf- und Ablaufhemmungen)), (ii) six (6) months after the Sellers have been notified in writing by the Purchasers that they have a specific claim under this clause 10 and (iii) eighteen (18)months after the Closing Date. If and to the extent
(i) that the Purchasers notify the Sellers no later than 18 (eighteen) months after Closing about
(a) an incorrect filing or
(b) an incorrect tax assessment of a Pre-Closing Date Tax or
(c) an incorrect input VAT ratio (Vorsteuerschlüssel) which has been used in connection with the preparation of a filed Pre-Closing Date Tax Return and such a notification is accompanied by copies of court decisions in a comparable case or decrees officially published by the Tax Authority or – in case of (c) above - documentation showing that the input VAT ratio used is not in line with the factual situation (e.g. a calculation of space) or
(ii) that a litigation concerning a Pre-Effective Date Tax or an Actual CIT LCF or an Actual TT LCF is still pending on the date which is 18 (eighteen) months after the Closing Date, a claim under this clause 10 related to such a notified issue or pending litigation becomes only time-barred after thirty-six (36) months after the Closing Date.
10.7.3    Each of the Sellers can conduct any action or declaration under clause 10.4 and 10.5 only jointly with the other Seller. A joint action is given if either one Seller states in writing that it acts also on behalf of the other Seller, a Seller confirms the action of the other Seller or both Sellers conduct the same action or declaration.

10.8	Tax Escrow
10.8.1    Purchasers shall be entitled to pay EUR 2,000,000.00 of the Preliminary Purchase Price to the Tax Claims Escrow to cover any potential claims under this clause 10 for a time period of 3 years after the Closing Date.
10.8.2    The Notary is instructed to release the Tax Claims Escrow only if and to the extent he has received either (i) an official copy of such court ruling endorsed as res iudicata (Ausfertigung des Urteils mit Rechtskraftvermerk) instructing the Notary to release the Tax Claims Escrow or (ii) a joint written instruction by the Parties. If the Notary has received neither of (i) or (ii) he shall release the Tax Claims Escrow in equal shares to Sellers without undue delay after the lapse of the thirty-six months period after the Closing Date.
10.8.3    The Parties shall instruct the Notary to release the Tax Claims Escrow as follows:

(a)	to the Sellers after a time period of 18 months after the Closing Date to the extent the Purchasers have not notified the Sellers pursuant to Clause 10.7.2(i) or (ii);

(b)	to the Sellers after a time period of 36 months after the Closing Date to the extent no claims of the Purchasers under this clause 10 are outstanding anymore;

(c)	to the Purchasers at any time if and to the extent claims they made pursuant to clause 10 are undisputed;

(d)
to the Sellers to the extent that claims that were made by the Purchasers had blocked the release of the respective amount to the Sellers pursuant to lit. (a) and (b) have turned out to be unjustified.

11.    PERIOD BETWEEN SIGNING DATE AND CLOSING DATE

11.1	Merger Control Procedure
11.1.1    The Purchasers, in accordance with clause 11.1.2, shall file an application for clearance of the acquisition of all Sold Shares by the Purchasers (the “Transaction”) by the German Federal Cartel Office (Bundeskartellamt) (the “FCO”). Clearance shall be deemed granted if

(a)	the FCO has cleared the proposed concentration in accordance with sec. 40 para. 2 sentence 1 of the German Law against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”); or

(b)	the parties involved (Zusammenschlussbeteiligte) have received a written notice from the FCO that the facts of the case do not allow a prohibition of the Transaction under sec. 36 of the GWB; or

(c)
the FCO fails to notify the parties involved (Zusammenschlussbeteiligte) in accordance with sec. 40 para. 1 sentence 1 of the GWB within one (1) month after receipt of the pre-merger notification that it has commenced a formal investigation of the proposed concentration; or

(d)
the FCO (i) fails to prohibit the proposed concentration in accordance with sec. 40 para. 2 sentence 1 of the GWB within four (4) months after receipt of the pre-merger notification and (ii) fails to reach an agreement with the parties involved (Zusammenschlussbeteiligte) on the extension of such four-month waiting period in accordance with sec. 40 para. 2 sentence 3 no. 1 of the GWB; or

(e)
an agreed extension of a waiting period pursuant to sec. 40 para. 2 sentence 4 no. 1 and/or sec. 40 para. 2 sentence 7 of the GWB elapses and the FCO (i) fails to prohibit the proposed concentration in accordance with sec. 40 para. 2 sentence 1 of the GWB, and (ii) fails to reach an agreement with the parties involved (Zusammenschlussbeteiligte) on the further extension of the extension period in accordance with sec. 40 para. 2 sentence 3 no. 1 of the GWB.

Neither the Sellers nor the Purchasers shall grant their consent to any extension of the waiting period without the prior written consent of the other Party.
11.1.2    The Purchasers shall ensure that any filings to be made with the competent merger control authorities or other public authorities, to the extent they have not already been made prior to the Signing Date, will be made on the first Business Day following the Signing Date, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchasers on behalf of all Parties, provided, however, that such filings (with confidential information being redacted) shall require prior written approval of the Sellers, which shall not unreasonably be withheld or delayed. The Sellers and the Purchasers shall closely cooperate in the preparation of such filings as well as in any discussions and negotiations with the competent merger control or other public authorities with the objective to obtain clearance for the transactions contemplated by this Agreement in the shortest time period possible. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other public authorities and with copies of any written statement, order or decision of such authorities. Also, the Parties shall deliver and supply to each other any and all information required for the filing. The Purchasers may withdraw (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the Sellers’ written consent, which shall not unreasonably be withheld or delayed.
11.1.3    The Purchasers undertake to ensure that the Transaction and the acquisition structure (to the extent permitted under applicable law) is not structured in a way that the Transaction exceeds the notification thresholds set out in the EU Merger Regulation No. 139/2004.

11.2	Other undertakings
11.2.1    Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Target Companies conduct their respective business operations and conduct and undertake the management of the Real Property as a prudent businessman would (mit der Sorgfalt eines ordentlichen Kaufmanns) and in line with past practice, in particular that they take until the Closing Date all emergency action reasonably required to be taken in case damage or environmental harm occurs on the Real Property between the Signing Date and the Closing Date and that they effect, between the Signing and the Closing Date, at their own cost any required routine maintenance and carry out all inspections required by mandatory law, public order or insurance requirements.
11.2.2    In particular, the Target Companies shall during that time with effect beyond the Closing Date not:

(a)	issue any share capital or similar interest to any third party,

(b)	amend the articles of association of the Target Companies,

(c)	enter into any agreements with the Sellers and their Affiliates,

(d)
acquire, dispose of, or encumber any fixed assets outside the ordinary course of business and/or other than at arm’s length conditions, it being understood that any sale, disposal or encumbering of the Real Property or any agreement to do so is not permitted,

(e)	take out any loans or comparable instruments from third parties,

(f)	extend any loan to any third party outside the ordinary course of business,

(g)	subject to clause 4.2.6 above, distribute any profits or reserves to the Sellers or their Affiliates,

(h)
conclude, terminate or amend any lease (except for technical amendments to a lease reasonably required to be made in connection with the implementation of the Construction Works, in which case the Sellers shall inform the Purchasers prior to the conclusion of such amendment and shall not be entitled if the Purchasers, acting reasonably, reject the conclusion for such amendment),

(i)	take any steps that constitute a relevant violation of the terms of any Lease Agreement;

(j)	acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

(k)	give any guarantee or other security to secure any liability of any third party;

(l)	create any other security interest on any of its assets, except within the scope of their daily management;

(m)	undertake any business that is outside the ordinary course of business of the Target Companies,

(n)	enter into any agreement or commitment to do any of the above.
in each case unless reasonably required due to an emergency situation or carried out with the prior written consent (e-mail sufficient) of the Purchasers (not to be unreasonably withheld) or in line with the other provisions of this Agreement.
11.2.3    Between the Signing Date and the Closing Date, the Sellers will ensure that the Target Companies deal with official notices in the ordinary course of business and will notify the Purchasers of any such notices without undue delay.
11.2.4    To the extent permitted under the relevant insurance contracts, the Sellers will cause the Target Companies to terminate, with effect as per the Closing Date, the insurance contracts entered into by them and listed in Annex 11.2.4. The Purchasers shall, prior to the Closing Date, provide written evidence to the Sellers that the Target Companies are properly insured as from the Closing Date.

11.3	Deterioration
11.3.1    The Sellers shall, subject to clauses 11.3.2 and 11.3.3 below, be responsible for any deterioration in the condition of the Real Estate that occurs between the Signing Date and the Closing Date unless such deterioration falls within the limits of normal wear and tear or is only discovered later than four weeks after the Closing Date. In such case, the Sellers shall, subject to clauses 11.3.2 and 11.3.3 below, be obliged to at their choice either (i) remediate the defect or (ii) compensate for any costs of such remediation by agreeing to a corresponding Purchase Price reduction. Remediation has to be undertaken in line with past practice by a reputable firm and without undue delay after the deterioration is discovered.

11.3.2    If and to the extent any deterioration in the condition of the Real Property is covered by insurance, the Sellers shall not be liable pursuant to clause 11.3.1. The same holds true under the circumstances set out in the last paragraph of clause 5.3.1, which insofar shall apply mutatis mutandis.
11.3.3    If the amount for which the Sellers are liable pursuant to clause 11.3.1 exceeds an amount of EUR 10,000,000, the Sellers shall be entitled to withdraw from this Agreement by written notice to the Purchasers. The Sellers shall notify the Purchasers in writing in case they intend to exercise this withdrawal right. If the Purchasers then, within a period of two (2) weeks upon receipt of the written notification, waive their rights pursuant to clause 11.3.1 in writing, the withdrawal right of the Sellers shall expire. In case Sellers rescind from this Agreement pursuant to this clause 11.3.3 prior to Closing, the Deposit shall (in accordance with the process specified in clause 5.6.4) immediately be released to the Purchasers and clause 5.6.6 shall apply.
12.    INDEMNIFICATION

12.1	Indemnification
To the extent that after the Closing Date a Target Company (not including an insolvency administrator appointed over the assets of the relevant Target Company) raises a claim against one of the Sellers which is due to action taken prior to the Closing Date and has not been activated in the Closing Date Accounts or otherwise been agreed in this Agreement, the Purchasers shall hold harmless and indemnify the relevant Seller from any such claim as well as any costs and expenses incurred in connection therewith. The Parties agree by way of an agreement in favour of third parties (echter Vertrag zu Gunsten Dritter) in the meaning of sec. 328 of the BGB that sentence 1 of this clause 12.1 shall apply mutatis mutandis in the event that a Target Company raises a claim against any Affiliate of the Sellers or any director, manager or officer of any of the Sellers or its Affiliates.
The obligation to indemnify shall not apply to the extent that the relevant claim is incurred by the Target Companies against the Sellers in connection with the proceedings pursuant to clause 7.

12.2	No Claims by Sellers

Unless activated in the Closing Date Accounts or otherwise agreed or referred to in this Agreement, the Sellers hereby undertake to waive or instruct their Affiliates or the other persons mentioned to waive, upon the Purchasers respective written request, any and all claims they or their Affiliates or their managers, directors or officers might have against the Target Companies which roots in any circumstances prior to the Closing Date.

12.3	Access to Financial Information
The Purchasers shall procure that after the Closing Date the Sellers and their representatives are given access to, and are allowed to make copies of,

(a)	the books of accounts of the Target Companies for any fiscal years and parts of fiscal years until the end of the month following the Closing Date, and

(b)	any other financial information required to achieve the deconsolidation on the Closing Date or the end of month following the Closing Date, as the case may be.
13.    PURCHASERS’ GUARANTEES / FURTHER SELLERS' GUARANTEES

13.1	Purchasers’ Guarantees
The Purchasers hereby guarantee to the Sellers by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in this clause 13.1 are true and correct as of the Signing Date and the Closing Date.

(a)
The Purchasers have the full corporate power and authority to deliver this Agreement and to carry out the Transaction contemplated hereby and such Transaction has been duly authorised by all required corporate action on the part of the Purchasers. This Agreement has been duly executed on behalf of the Purchasers and constitutes their binding obligations.

(b)
There is no action, suit, investigation or proceeding pending against, or threatened against or affecting the Purchasers before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the Transaction contemplated by this Agreement.

(c)
The execution and performance by the Purchasers of this Agreement and the consummation of the Transaction contemplated hereby require no prior approval by, or filing with, any governmental body, public agency or official or other third party, save only for the cartel clearance pursuant to clause 11.1.

(d)
The Purchasers are not insolvent or over-indebted and no insolvency proceedings have been initiated or opened, or rejected because of a lack of assets, and no circumstances exist which would justify the initiation or opening of such insolvency proceedings.

(e)
The Purchasers and their Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws. “Anti-Corruption Laws” means (as applicable): (a) the US Foreign Corrupt Practices Act; (b) the UK Bribery Act 2010; and (c) any other anti-corruption law or measure applicable to any of the Sellers including, without limitation, any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(f)
Neither the Purchasers nor any of their respective subsidiaries nor any director, officer, or employee thereof, nor any agent, Affiliate or representative of the Purchaser, is an individual or entity that is, or is owned or controlled by an individual or entity that is, (i) the subject of any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor (ii) located, organised or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(g)
The Purchasers and their Affiliates have been and are in compliance with all Sanctions applicable to them or affecting any of their respective businesses, properties, operations or assets. The Purchasers have not received any notice from any governmental authority of non-compliance with Sanctions, nor are subject to any Proceeding, pending or threatened, with respect to any alleged non-compliance or violation thereof.

(h)
In the performance of this Agreement, the Purchasers and their respective shareholders, Affiliates, officers, directors and employees, and agents and representatives, if any, will comply strictly with, and maintain policies and procedures which comply with, all applicable anti-money laundering and counter terrorism financing laws, rules and regulations including (i) the Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing as amended from time to time (the “Directive”), and (ii) regulations which contain provisions at least equivalent to those required by the Directive.

(i)
The Purchasers, in compliance with the laws, rules and regulations referred to in lit (h) above, perform procedures to verify the source of funds to be used for the fulfilment of their obligations under this Agreement.

(j)
The Purchasers are, to the best of their knowledge, not subject of any action or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Purchasers with respect to any anti-money laundering and counter terrorism financing laws, rules and regulations as referred to under lit. (h) above.

13.2	Sellers' Additional Guarantees
The Sellers hereby guarantee to the Purchasers by way of an independent promise of guarantee (selbstständiges Garantieversprechen) that the statements set forth in clause 13.1 are true and correct as of the Signing Date and the Closing Date for the Sellers mutatis mutandis.

13.3	Remedies for a Breach of Purchasers’ Guarantees
In case of a breach of a guarantee by the Purchasers or the Sellers pursuant to clause 13.1 or 13.2, clauses 9.1.2, 9.2 and 9.7 shall apply mutatis mutandis (it being understood that the respective other party is the beneficiary of damage claims pursuant to clause 9.2).

13.4	Access to Information
Following the Closing Date and at the Sellers’ expense, in any event however for a period of five (5) years after the Closing Date, the Purchasers shall grant the Sellers and their advisors and representatives such access to copies of each Target Companies books and records as the Sellers may reasonably require for their own auditing, tax and other reasonable purposes in connection with tax or regulatory requirements of the Sellers and in each case relating to the time period of Sellers’ ownership of the Shares.
14.    SUBMISSION TO IMMEDIATE ENFORCEMENT

14.1	Immediate Enforcement
With regard to the obligations of the Purchasers to pay the Deposit and the Estimated Purchase Prices, each of the Purchasers herewith submits to immediate enforcement into all of the Purchasers’ assets.

14.2	Interest
For purposes of enforcement and in order to satisfy the requirement of certainty in enforcement proceedings, interest is deemed to be owed as of 1 July 2015.

14.3	Enforceable Official Copy
The Notary is irrevocably instructed by the Parties to issue an enforceable official copy (vollstreckbare Ausfertigung) of this Agreement at any time to the Sellers without any additional proof of facts being required, however, such enforceable copy shall not be issued prior to 28 July 2015.
15.    CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	No Disclosure of Confidential Information
Each Party agrees to maintain in confidence the economic terms contained in this Agreement, information and data furnished or made available by Sellers, its agents or representatives in connection with Purchasers' investigation of the Real Property and the Shares and the transaction contemplated by this Agreement (collectively, the "Confidential Matters"); provided however, that each Party, its agents and representatives may disclose such information and data (i) to such Party's Affiliates and their respective direct and indirect accountants, attorneys, prospective lenders, investment bankers, underwriters, partners, members, investors (prospective and current), employees, officers, directors, consultants and advisors (collectively, "Representatives"), in each case, solely to the extent that such Representatives reasonably need to know such information in connection with assisting the respective Party in connection with the transaction contemplated herein or incidental or related hereto; (ii) to the extent required by an applicable statute, law, regulation, legal process, governmental authority or securities exchange; (iii) to the extent required by the Party's reporting requirements under the rules and regulations of the Securities and Exchange Commission, including, without limitation, any necessary Form 8-K disclosure with respect to the transaction contemplated hereby or as required by any securities exchange, (iv) if in the opinion of counsel to the disclosing Party, disclosure is required to comply with any mandatory provision of law, of any directive from a government recognized stock exchange, or of a binding decision from a court or another government body, (v) with respect to generic disclosures about business and pipeline of the Purchaser or any affiliate of the Purchaser made in the ordinary course of business that would not reasonably be expected to identify Seller with the specific transaction contemplated hereby; or (vi) if required by subpoena issued in connection with any litigation or proceeding.

Confidential Matters shall not include information or data which (i) becomes public or is generally available to the public through no fault of the Purchasers or its Representatives, (ii) is received by the Parties or their Representatives from a third party not known by the Parties to be subject to written or other legal restrictions of confidentiality, after making reasonable inquiry, or (iii) is independently developed by the Parties or their Representatives according to its documented records without reference to the Confidential Matters of the disclosing Party.

15.2	Announcements
Each Party shall use reasonable efforts to notify the other of impending press-releases or public announcements regarding the execution of this Agreement and Closing respectively and to obtain the approval (not to be unreasonably withheld or delayed) of the other Party prior to such press release or public announcement (provided that the Purchasers shall have the right to control the timing of the initial press-release, statement or public announcement regarding the execution of this Agreement and Closing respectively); provided that substantially similar press-releases shall not require additional notification or approvals. The Parties shall so far as reasonably practicable, coordinate with each other on a timely basis to achieve con-sistency in the factual content of any press-releases.
16.    ASSIGNMENT OF RIGHTS AND OBLIGATIONS
16.1.1    This Agreement and any rights and obligations hereunder may not be assigned or transferred, in whole or in part, without the prior written consent of the other Parties hereto, and in case of the Purchaser's consent, also of the Insurer under the W&I Insurance (clause 10.1 of the W&I Insurance).
16.1.2    Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent any direct or indirect change of control in any of the Parties.
16.1.3    With regard to the Purchasers, the entitlement pursuant to clause 16.1.2 shall, for the avoidance of doubt, encompass any direct or indirect transfer of any interest among NorthStar Entities. “NorthStar Entities” means, collectively, including direct and indirect subsidiaries: (a) NorthStar Realty Finance Corp., a Maryland corporation, (b) NorthStar Asset Management Group, Inc., a Delaware corporation, (c) NorthStar Real Estate Income Trust, Inc., a Maryland corporation, (d) NorthStar Real Estate II Income, Inc., a Maryland corporation, (e) NorthStar Realty Finance Limited Partnership, (f) any European Asset Spin-Off Entity, (g) any person that holds or acquires all or substantially all of the assets of any of the forgoing entities by way of merger, consolidation, corporate re-structuring or otherwise. “European Asset Spin-Off Entity” means NorthStar Realty Europe Corp. or any other Person which is formed to hold or acquire (directly or indirectly) a majority of any class of assets of any NorthStar Entity which are located in Europe.
17.    TRANSFER TAXES AND COSTS

17.1	Transfer Taxes and Costs
All transfer taxes, including real estate transfer taxes (Grunderwerbsteuer) (if any), costs for the notarisation of this Agreement, escrow fees and costs, and all other fees and charges resulting from the execution or consummation of this Agreement shall be borne by the Purchasers. The Purchasers shall further bear all fees and other costs in connection with antitrust proceedings.

17.2	Costs of Advisors
Apart from clause 17.1, each Party shall bear its own costs and expenses incurred in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any professional fees, charges and expenses of its advisors.
18.    NOTICES

18.1	Form of Notices
Any legal statements and other notices in connection with this Agreement (collectively the “Notices”) shall be made in writing (Schriftform) unless notarisation or any other specific form is required by mandatory law. The written form shall include transmission by fax (but no other transmission by way of telecommunication) and exchange of letters. Any electronic transmission (such as by e-mail) shall not be sufficient to satisfy the requirement that Notices must be made in writing.

18.2	Notices to the Sellers
18.2.1    Any Notices to be delivered to the Seller 1 hereunder shall be addressed as follows:
Praxis Luxembourg SA
Attn.: Mr. Robert Kimmels
55, Avenue Pasteur, L - 2311 Luxembourg, Luxembourg
Fax: +352 (26) 20 01 96
Email: robert.kimmels@praxisgroup.lu (for information purposes only)
and

Madison International Realty, LLC
Attn.: Mr. Derek Jacobson
410 Park Avenue 10022 NY, NY, USA
Fax: n.a.
Email: djacobson@madisonint.com (for information purposes only)
with a copy to (for information purposes only):
Freshfields Bruckhaus Deringer LLP
Attn.: Dr. Timo Elsner
Bockenheimer Anlage 44, D-60322 Frankfurt am Main, Germany
Fax: +49 69 27 30 85 81 59
Email: timo.elsner@freshfields.com
18.2.2    Any Notices to be delivered to the Seller 2 hereunder shall be addressed as follows:
MSEOF Trianon S.à r.l.
Attn.: Stefan Koch
64 avenue de la Liberté, L-1930 Luxembourg, Luxemborug
Fax: +352 2618-9340
Email: Stefan.Koch@morganstanley.com (for information purposes only)
with a copy to (for information purposes only):
Freshfields Bruckhaus Deringer LLP
Attn.: Dr. Timo Elsner
Bockenheimer Anlage 44, D-60322 Frankfurt am Main, Germany
Fax: +49 69 27 30 85 81 59
Email: timo.elsner@freshfields.com

18.3	Notices to the Purchasers
Any Notices to be delivered to all Purchasers hereunder shall be addressed as follows:

(a)	c/o NorthStar Asset Management Group
Attn. General Counsel
6A Route de Trèves, 6th Floor,
2633 Luxembourg,
Luxembourg,
Email: legal@nsamgroup.com

and

(b)	c/o NorthStar Asset Management Group,
Attn. Mark Chudik,
6A Route de Trèves, 6th Floor,
2633 Luxembourg,
Luxembourg,
Email: mchudik@nsamgroup.eu

and

(c)	c/o NorthStar Realty Finance Corp.,
attn. Ronald J. Lieberman, Esq.,
399 Park Avenue,
18th Floor,
New York, NY 10022,
USA, Fax: +1 (212) 547-2704

(d)	with a copy to (for information purposes only):

Clifford Chance Deutschland LLP,
Attn. Thomas Reischauer,
Mainzer Landstraße 46,
60325 Frankfurt am Main,
Germany, Fax: +49 (0)69 7199 4000
Email: thomas.reischauer@cliffordchance.com

18.4	Change of Address
The Parties shall communicate in writing changes in any of the addresses set forth in clauses 18.2 and 18.3 as soon as possible to the other Parties. In the absence of such communication, the address stated above shall remain in place.

18.5	Copies to Advisors
The receipt of copies of Notices hereunder by the Parties’ advisors shall not constitute or substitute the receipt of such communication by the Parties themselves, irrespective of whether the delivery of such copy was mandated by this Agreement.
19.    SEC FILINGS AND REIT STATUS

19.1	SEC Filings
19.1.1    The Sellers acknowledge that they have been advised that Buyers are subsidiaries of a publicly registered company (the “Listed Company”). The Sellers further acknowledge that, as a publicly registered company, the Listed Company or a European Spin-Off Entity may be required to make certain filings with the Securities and Exchange Commission and/or public disclosures to their stockholders (collectively, the “SEC Filings”) that relate, among other things, to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Real Property.
19.1.2    To assist the Listed Company in preparing the SEC Filings, the Sellers agree to use best efforts to provide to the Purchasers, at or before Closing, with the information/documentation in relation to the Target Companies as provided for in Annex 19.1.2.
19.1.3    The Sellers agree that if after Closing the Purchasers, Listed Company or the European Spin-Off Entity are required to provide any additional financial or other information regarding the Target Companies or their assets, in each case relating to the time period until Closing, to the SEC, the Sellers will, to the extent such information is not obtainable for the Purchasers from the Target Companies, fully cooperate with the Purchasers, Listed Company or European Spin-Off Entity in connection with the preparation of such information, including providing access to certain information at the Sellers' offices. Further, the Sellers agree that if the Purchasers are required by applicable securities laws to provide additional items related to such information, the Sellers shall fully cooperate with the Purchasers to deliver such related items. The provisions of this Section 19.1 shall survive the Closing.
19.1.4    The Purchasers shall at the Purchasers' cost, provide full support and assistance directly or through their advisors required to allow the Sellers to provide the requested information/documentation.

19.2	REIT Status
The Sellers acknowledge that the Listed Company is a real estate investment trust (“REIT”) and the European Spin-Off Entity will be a REIT. The Sellers further acknowledge that as a REIT, the Listed Company is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, the Purchasers may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. The provisions of this Section 19.2 shall survive the Closing.

19.3	Limitation of legal consequences
19.3.1    The Purchasers agree that the obligations of the Sellers pursuant to and in connection with this clause 19 are only established for allowing the Purchasers compliance with the regulatory requirements set out above, but shall, in no event have an impact on the other arrangements made between the Parties in this Agreement. The Purchasers in particular agree that

(a)	breaches by the Sellers of their obligations pursuant to or in connection with clause 19 shall not entitle the Purchasers to reject or postpone Closing or to withdraw from this Agreement, and

(b)
without prejudice to the Sellers obligation to apply due care in collecting and delivering of the required documents and information pursuant to this clause 19, the delivery by the Sellers of any such document or other information shall not be construed as a guarantee or other warranty by the Sellers as regards the correctness or completeness of that document or other information.

19.3.2    Whenever a failure of the Sellers to meet their obligations under this clause 19 may lead to damages being incurred by the Purchasers or their relevant Affiliates, the Purchasers shall inform the Sellers thereof in writing by outlining the damages in reasonable detail, and shall set the Sellers a reasonable written deadline of not less then ten (10) Banking Days for complying with the respective obligation. The Sellers shall only be liable for damages under this clause 19 if they still have negligently or deliberately not complied with their obligations upon the expiration of this deadline, and then only for the damages previously communicated by the Purchasers.
20.    MISCELLANEOUS

20.1	Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of Germany but excluding the private international laws of Germany that would point to the laws of another jurisdiction and excluding the CISG.

20.2	Place of Jurisdiction

In the event of any dispute between the Parties arising out of or in connection with this Agreement, exclusive jurisdiction shall be with the competent courts in Frankfurt am Main.

20.3	Certain definitions
20.3.1    “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Luxembourg, London and New York.
20.3.2    “Affiliate” in the meaning of this Agreement shall be an affiliate within the meaning of sec. 15 of the German Stock Corporation Act (AktG).

20.4	Amendments to this Agreement
Any amendment, supplement (Ergänzung) or termination (Aufhebung) of this Agreement, including this provision, shall be valid only if made in writing, except where notarisation or any other stricter form is required by law. Clause 18.1 sentences 2 and 3 shall apply mutatis mutandis.

20.5	Headings; References to German Legal Terms; Interpretation; References to clauses
20.5.1    The headings and sub-headings of the clauses and paragraphs contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpretation of this Agreement.
20.5.2    Where a set of facts is to be analysed by reference to the laws of a foreign jurisdiction, any reference in this Agreement to any German legal term shall be deemed to include a reference to the equivalent (funktionsgleich) legal term under the laws of such jurisdiction. Where foreign law does not provide for any corresponding legal term, such legal term as functionally comes closest to the German legal term shall be used instead.
20.5.3    Where the English wording of this Agreement is followed by a German legal term set in parenthesis and in italics, the German legal term shall prevail.
20.5.4    Unless the context requires otherwise, the phrases “including”, “including, in particular” and “in particular” shall be interpreted to be non-restrictive and without limitation.
20.5.5    Any reference made in this Agreement to any clauses without further indication of a law or an agreement shall mean clauses of this Agreement.

20.6	Annexes
All annexes to this Agreement form an integral part of this Agreement.

20.7	Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter covered thereby and supersedes all previous agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

20.8	Severability
Should any provision of this Agreement be or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the remaining provisions of this Agreement shall not be affected. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards the subject-matter, extent (Maß), time, place and scope (Geltungsbereich) of the relevant provision. The aforesaid shall apply mutatis mutandis to any gap (Lücke) that may be found to exist in this Agreement.

This notarial deed was read to the persons appearing in the presence of the Notary, was presented to them for inspection, approved by them and signed by them and the Notary as follows at 8:02 a.m.:

/s/ Dr. Timo Elsner

/s/ Mr. Stephen Koch

/s/ Mr. Thomas Reischauer

/s/ Dr. Christian Wicker, Notary